UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material under §240.14a-12
Cintas Corporation
(Name of registrant as specified in its charter)

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LETTER FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Cintas Shareholder:

Our fiscal year 2022 was important for so many reasons.

The global pandemic created uncertainty for a third fiscal year, and our employee-partners rallied together like never before to support our customers and the communities we serve – even as wave after wave of COVID-19 disrupted and impacted daily life. As an essential business, Cintas helped keep our customers’ places of business clean, safe and Ready for the Workday® by providing essential products and services.

The economy was volatile last year, with significant headwinds – including inflation, energy prices and supply chain disruptions – creating significant challenges for businesses and consumers alike. I am proud of the execution by our employees, whom we call "partners". They continue to navigate an unsettled environment by focusing on our customers. Every business has a need Cintas can fulfill to help get them Ready for the Workday. Our financial results are indicative of our strong value proposition and vast total addressable market.

Cintas sales were $7.9 billion in fiscal year 2022, an increase of 10.4% over the previous year. Diluted EPS for fiscal 2022 was $11.65 compared to $10.24 in fiscal 2021, an increase of 13.8%. Fiscal year 2022 diluted EPS included a gain on sale of operating assets and a gain on an equity method investment transaction, which totaled $0.37 per share in the aggregate. For the fiscal year ended May 31, 2022, net cash provided by operations was $1.54 billion, an increase of 13.0% compared to the fiscal year ended May 31, 2021. We achieved significant accomplishments this fiscal year despite significant inflation.

We expect continued growth ahead, and we’ve been investing in our business to accommodate this expected growth. Throughout fiscal year 2022:
a.We invested significantly in further supporting our employee-partners and recruiting new talent to grow our workforce.
b.We implemented a new customer service platform to facilitate customer needs in a more personal and efficient manner.
c.We’re exploring and investing in more sustainable solutions throughout our company, in our plants, our fleet, our products and services … even how we work together to conduct our business day-to-day.
d.We’ve greatly expanded technological integrations across our enterprise.

Cintas continued to gain recognition for our efforts and success. We were recognized as one of Fortune’s World’s Most Admired Companies, as well as one of America’s Most Responsible Companies by Newsweek. We were again named to the prestigious Fortune 500 list. It is an honor to be recognized among the most successful and respected companies. We have also been included in the FTSE4Good Index Series. The FTSE4Good Index Series is designed to measure the performance of companies demonstrating strong Environmental, Social and Governance (ESG) practices. We also continue to earn respect and recognition for our people-focused programs around our Diversity, Equity and Inclusion (DEI) efforts, including awards for our programs supporting disabled, veteran and military-affiliated and sales partners.

As Cintas continues its growth trajectory, we’ve identified three priorities we believe will help drive our focus, continue to differentiate us in the market, and provide increased competitive advantages. We also believe our scale and market strength will help support our continued leadership in these three areas.

1. Technology – We are continuing our digital transformation by implementing SAP throughout the organization. SAP is the backbone of how we run our business. SAP has already helped us realize efficiencies across our enterprise. The platform enables us to work smarter by extracting information and analyzing extremely large data sets, helping us target new customers and encouraging deeper customer penetration and cross-selling. We also entered into an exciting partnership with SAP, joining their prestigious Strategic Customer Program. Being part of this exclusive program, which includes only 72 of SAP’s 190,000-plus customers, means we have new opportunities to continue transforming our business into a more data-dynamic and process-efficient operation.

We continue to invest in technology that is driving greater operating efficiencies. This includes our Smart Truck technology to help us better route our fleet, which not only saves mileage, gas and wear-and-tear, but it has also helped us increase facetime with our customers. Our myCintas platform has allowed customers 24/7 access to Cintas, creating efficiencies in billing, ordering, messaging and delivery time.

In our production facilities and distribution centers, we’ve implemented technologies to optimize workflows, increasing both time and labor efficiencies. Some of these applications also reduce our energy and water use, and have helped us reduce our emissions. Further, we are exploring ways to leverage technology to reduce our use of raw materials and create new lives for our end-of-life products like towels, rags and uniforms.

2. Brand – Cintas has come to mean innovations, commitment, knowledge and relationships. We’re strongly identified with our Caring Service and our Deeper Knowhow. We’re very proud of the work we do and how we do it. Our employee-partners are dedicated and committed to our customers.

What our brand hasn’t always best conveyed is who we are and what we stand for, especially as society expands its expectations of business and enterprise.

This year, we began work to evolve our Cintas brand so it reflects our greater, holistic ambitions. We want to lean into our corporate character more and share it more earnestly. We are innovative. We’re proactive. We strive for achievement, both our own and our customers’. We are people-driven and care about our employee-partners, our customers and the communities we serve. We have a diverse workforce that informs and supports our success. We are committed to doing the right things and operating our business in an ethical manner. We are also approachable and inspired, collaborative and caring and appreciative and positive, traits that have personified Cintas since its inception.

3. ESG – While a recycle and reuse approach has been at the forefront of our business since its inception, a focus by stakeholders on corporate ESG strategies has increased dramatically the last few years. We have historically not been focused on sharing our ESG initiatives but instead pursued these initiatives because they are right for our customers, employee-partners, shareholders and the communities that we serve. However, the past few years we have been more deliberate in our efforts to tell our ESG story. In the past two years, we published our first two ESG reports and created a new Vice President of ESG to lead our enterprise-wide ESG strategy. In September 2021, we announced our ambition to achieve Net Zero greenhouse gas emissions by 2050.

But as we reflected on our company’s history, we quickly realized that, while the concept of ESG is fairly new, the fundamentals of ESG have been central to Cintas since its very beginnings. The sustainable business model we still use today tracks back to 1929 during the Great Depression, when Doc and Amelia Farmer collected area businesses’ discarded shop rags, took them home and laundered them, and then resold them back to the businesses. Their grandson, our Founder Dick Farmer, expanded the idea when he launched our uniform rental business in the late 1950s. Since the beginning, our company has been founded on the principles of “Reduce, Reuse, Recycle.”

Dick also had a deep respect for the people in our organization, and a laser focus on our customers’ success. He insisted the business was run to the highest of ethical standards, with a robust corporate culture to guide the company. He grew Cintas based on ESG fundamentals, long before ESG was a recognized concept. As the company grew and Bob Kohlhepp and Scott Farmer later succeeded Dick as CEO, we added business lines to support cleanliness, health and safety. We focused on diversity, equity and inclusion in our workforce. We challenged norms with Operational Excellence, pushing for greater efficiencies in processes that also reduced our energy and water use. All of these decisions were made for business purposes, but they all also supported ESG priorities.

Now with broader cultural focus on ESG, we are confident that Cintas’ growth under a sustainable business model has positioned us well for future strength and leadership in the ESG world.

Thank you for your ongoing support of Cintas, and we look forward to another successful year.

Todd M. Schneider
President and Chief Executive Officer

Preliminary Proxy Statement – Subject to Completion
6800 Cintas Boulevard
Cincinnati, Ohio 45262
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
Dear Shareholder:
On behalf of the Board of Directors (the Board) and employee-partners of Cintas Corporation (the Company), I invite you to attend our Annual Meeting of Shareholders (Annual Meeting) on October 25, 2022, at 11:30 a.m. Eastern Daylight Time. This year’s Annual Meeting will be a virtual meeting of shareholders. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CTAS2022. You will not be able to attend the Annual Meeting in person.
We have designed our virtual format to enhance, rather than constrain, stockholder access and participation. For example, if you experience technical difficulties during the Annual Meeting, there will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or voting during the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be listed on the Annual Meeting login web page.
This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director nominees.
Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 29, 2022. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend online or vote during the meeting. Even if you are planning to attend the virtual meeting, you are strongly encouraged to vote your shares in advance through one of the methods described in the proxy statement.
We are once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of the proxy statement, the accompanying proxy card and our 2022 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet and vote online, as well as how shareholders can elect to receive paper copies of the proxy statement, proxy card and 2022 Annual Report free of charge. We believe that this process will allow us to provide our shareholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you plan to attend the meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Scott D. Farmer
Executive Chairman of the Board September 13, 2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF CINTAS CORPORATION

Time:	11:30 a.m., Eastern Daylight Time
Date:	October 25, 2022
Place:	Online at www.virtualshareholdermeeting.com/CTAS2022
Access:
Visit www.virtualshareholdermeeting.com/CTAS2022. To be able to access the Annual Meeting, you must have your 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

Purpose:	1. To elect as directors, the nine nominees named in the attached proxy materials;
2. To approve, on an advisory basis, named executive officer compensation;
3. To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023;
4. To approve amendments to the Company’s Restated Articles of Incorporation to eliminate the supermajority voting requirement for business combinations with interested persons;
5. To approve amendments to the Company’s Restated Articles of Incorporation to eliminate the supermajority voting requirement to remove directors for cause;

6. To approve amendments to the Company’s Restated Articles of Incorporation to
    eliminate the supermajority voting requirement for shareholder approval of mergers, share exchanges, asset sales and dissolutions;

7. To vote on a shareholder proposal regarding a special shareholder meeting improvement, if properly presented;
8. To vote on a shareholder proposal regarding a report on political contributions, if properly presented; and
9. To conduct other business, if properly raised.

Only shareholders of record on August 29, 2022, are entitled to notice of and to vote at, or attend, the meeting or any adjournment thereof. The approximate mailing date of the Notice of Internet Availability of Proxy Materials is September 13, 2022.

The vote of each shareholder is important. Whether or not you plan to virtually attend the 2022 Annual Meeting, please vote at your earliest convenience. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card.

D. Brock Denton
Senior Vice President, General Counsel, and Secretary
September 13, 2022

Important Notice Regarding the Availability of Proxy Materials for the
 Annual Meeting of Shareholders To Be Held on October 25, 2022

The Notice of Annual Meeting, 2022 Proxy Statement, the Company's 2022 Annual
 Report and Form of Proxy are available at www.cintas.com

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS	48
Approval Of Amendments To The Company’s Restated Articles Of Incorporation To Eliminate The Supermajority Voting Requirement For Business Combinations With Interested Persons - Item 4	49
Approval Of Amendments To The Company’s Restated Articles Of Incorporation To Eliminate The Supermajority Voting Requirement To Remove Directors For Cause - Item 5	50
Approval Of Amendments To The Company’s Restated Articles Of Incorporation To Eliminate The Supermajority Voting Requirement For Shareholder Approval Of Mergers, Share Exchanges, Asset Sales And Dissolutions - Item 6	51
SHAREHOLDER PROPOSALS	52
Shareholder Proposal Regarding Special Shareholder Meeting Improvement - Item 7	52
Shareholder Proposal Regarding a Report on Political Contributions - Item 8	55

INFORMATION ABOUT THE ANNUAL MEETING	57
General Information	57
Proposals for Next Year	59
Other Matters	59

QUESTIONS	60

CORPORATE GOVERNANCE MATTERS
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board has nominated for election the following individuals, namely: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, Karen L. Carnahan, Robert E. Coletti, Scott D. Farmer, Joseph Scaminace, Todd M. Schneider and Ronald W. Tysoe. Proxies solicited by the Board will be voted for the election of these nominees if no direction is given. All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting, with each director to serve until such director's successor is elected and qualified or until such director's earlier resignation or removal. In voting to elect directors, shareholders are not entitled to cumulate their votes.

In accordance with NASDAQ Stock Market, LLC (NASDAQ) rules, our Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and rules promulgated under the Securities Exchange Act of 1934. Cintas' director independence standards, incorporated in the Corporate Governance Guidelines, are available on our website at www.cintas.com, under About Us – Investors – Corporate Governance. Based on these standards, the Board determined that each of the following nonemployee directors is independent: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, Karen L. Carnahan, Joseph Scaminace and Ronald W. Tysoe. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Information on each of our nominees is given below.

An uncontested election is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, like this election, our Bylaws require that any nominee who does not receive a majority of the votes cast with respect to such nominee must promptly offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board has 90 days following certification of the shareholder vote to consider the offer of resignation. Within such 90-day period, the Board will promptly disclose publicly its decision whether to accept the director's resignation offer.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following nominees:

Gerald S. Adolph
Age: 68
Director Since: 2006
Independent Director
Board Committees: - Compensation Committee (Chair) - Nominating and Corporate Governance Committee

Background: Gerald S. Adolph was a Senior Partner with Booz Allen Hamilton (later changed to Booz & Company), a consulting firm, from 1981 to 2016. Mr. Adolph held numerous positions at Booz & Company, including Worldwide Chemicals Practice Leader, Worldwide Consumer and Health Practice Leader and Global Mergers and Restructuring Practice Leader. He also served on the Booz Allen Hamilton board of directors from 1994 to 1997.

Qualifications and Key Skills: The Board believes that Mr. Adolph's consulting experience, giving him insight into various corporate governance and business management issues, as well as his status as an independent director, makes his service on the Board integral to Cintas.

John F. Barrett
Age: 73
Director Since: 2012
Independent Director
Board Committees: - Audit Committee - Nominating and Corporate Governance Committee

Background: John F. Barrett is the Chairman, President and Chief Executive Officer of Western & Southern Financial Group, a Cincinnati-based diversified family of financial services companies. He has been Chief Executive Officer since 1994. He served as a director of Convergys Corporation from 1998 to 2016, The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank, from 1988 to 2009, The Andersons, Inc. from 1992 to 2008 and Cincinnati Bell Inc. from 1992 to 1998.

Qualifications and Key Skills: The Board believes that Mr. Barrett's principal executive officer experience and service as a director of other publicly-traded companies, which have provided him with a deep understanding of business matters, his broad financial acumen and his status as an independent director, make his service on the Board valuable to Cintas.

Melanie W. Barstad
Age: 69
Director Since: 2011
Independent Director
Board Committees: - Compensation Committee - Nominating and Corporate Governance Committee

Background: Melanie W. Barstad was with the Johnson & Johnson Family of Companies, a diversified global provider of consumer products, prescription medicines and medical devices, for 23 years, retiring in 2009 as President of Women's Health in the Medical Device and Diagnostics Division. She served as a management board member on numerous Johnson & Johnson operating company boards from 1997 to 2009, including Johnson & Johnson Health Care Systems, Ethicon Endo Surgery and Johnson & Johnson Medical. Ms. Barstad also served as co-chair of the Johnson & Johnson Women's Leadership Initiative and served on the Auburn University Foundation Board of Directors from 2008 to 2016, where she chaired the Directorship Committee and served on the Executive Committee. She was recognized in 2018 by the Auburn University Alumni Association receiving the Auburn University Lifetime Achievement Award. Ms. Barstad was honored in 2019 by Women Inc. as one of the 2019 Most Influential Corporate Board Directors. She has also been included in the Agenda Compensation 100 listing and has been listed in Europe's Global Board Ready Women's Initiative.

Qualifications and Key Skills: The Board believes that Ms. Barstad's experience running complex, enterprise-wide global businesses as a line executive and as a management board member and her status as an independent director, makes her service on the Board valuable to Cintas.

Karen L. Carnahan
Age: 68
Director Since: 2019
Independent Director
Board Committees: - Audit Committee (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee

Background: Karen L. Carnahan was an employee-partner of Cintas for more than 30 years, where she served at an executive level for more than 20 years, including the roles of Vice President and Treasurer, Vice President of Corporate Development and President and Chief Operating Officer of Cintas' document management division. In 2014, Ms. Carnahan joined Shred-it International Inc. (Shred-it) as chief operating officer when Cintas' document management business merged with Shred-it, from which she then retired in 2015. Ms. Carnahan is on the Board of Trustees of Touchstone Investments (a member of Western & Southern Financial Group) and is a member of the Board of Directors of the Boys & Girls Club of West Chester/Liberty. In addition, Ms. Carnahan has received several prestigious awards including being named a Woman of Excellence by the West Chester, Ohio Chamber Alliance in 2007, a Greater Cincinnati YWCA Career Woman of Achievement in 2009 and received the Ohio Diversity Council's Glass Ceiling Award in 2013.

Qualifications and Key Skills: The Board believes that Ms. Carnahan's understanding of Cintas through her many years as a trusted employee-partner at Cintas, her status as an independent director and the fact that she is an "audit committee financial expert" under SEC guidelines, make her service on the Board beneficial to Cintas.

Robert E. Coletti
Age: 65
Director Since: 2016
Board Committees: - Executive Committee - Audit committee financial expert under SEC guidelines

Background: Robert E. Coletti has served as a retired partner emeritus of the law firm of Keating Muething & Klekamp PLL (KMK). Mr. Coletti joined KMK in 1982, where he became a partner in 1988 and a senior partner in 2016, with a practice concentrated in the corporate, securities and financing areas. Mr. Coletti currently serves on the Board of Directors of The Everglades Foundation and Gilligan Oil Company. Mr. Coletti served on the Miami University Board of Trustees from 2014 to 2021. He was a Trustee of the Miami University Foundation from 2006 to 2012, where he also served as Chairman of the Board from 2010 to 2012.

Qualifications and Key Skills: The Board believes that Mr. Coletti's knowledge of Cintas, gained through his many years of advising Cintas and his legal expertise surrounding complicated business matters, make his service on the Board valuable to Cintas.

Scott D. Farmer
Age: 63
Director Since: 1994
Board Committees: - Executive Committee

Background: Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. He was elected Chief Executive Officer in July 2003. Mr. Farmer was appointed Chairman of the Board in September 2016, and upon his retirement as Chief Executive Officer, effective May 31, 2021, he was appointed Executive Chairman of the Board.

Qualifications and Key Skills: The Board believes that Mr. Farmer's breadth of knowledge and experience in the areas of marketing, business development and corporate strategy, as well as his familiarity with all aspects of Cintas' business, render his service on the Board extremely beneficial to Cintas.

Joseph Scaminace
Age: 69
Director Since: 2010
Independent Director
Board Committees: - Compensation Committee - Nominating and Corporate Governance Committee (Chair) - Executive Committee (Chair)

Background: Joseph Scaminace is designated as Lead Director of the Cintas Board of Directors. Mr. Scaminace was Chairman, President and Chief Executive Officer of Vectra Corporation (formerly OM Group, Inc.), a diversified industrial growth company, from 2005 until his retirement in 2015. Prior to joining Vectra Corporation, Mr. Scaminace was the President and Chief Operating Officer of The Sherwin-Williams Company, a paint and coatings company, where he had worked in various capacities since 1983. He is a member of the Board of Trustees of The Cleveland Clinic. Mr. Scaminace is also a Director of Parker Hannifin Corporation.

Qualifications and Key Skills: The Board believes that Mr. Scaminace's principal executive officer experience and service as a director of another publicly-traded company, which have provided him insight into high-level corporate governance and executive compensation matters, as well as his independent director status, make him an integral member of Cintas' Board.

Todd M. Schneider
Age: 55
Director Since: 2021

Background: Todd M. Schneider joined Cintas in 1989. He has held various positions within Cintas, including several management positions. He was Vice President of Sales of the Midwest/South Central Region Rental Division and President and Chief Operating Officer of the former Document Management Division. He served as Senior Vice President of Sales of the Rental Division until June 2013, when he was appointed President & Chief Operating Officer of the Rental Division. In July 2018, Mr. Schneider was appointed Executive Vice President and Chief Operating Officer where he was responsible for marketing and operations. Effective June 1, 2021, upon the retirement of Scott D. Farmer, Mr. Schneider was appointed President and Chief Executive Officer of Cintas.

Qualifications and Key Skills: The Board believes Mr. Schneider's extensive knowledge of Cintas through his various management and leadership roles makes his service on the Board extremely beneficial to Cintas.

Ronald W. Tysoe
Age: 69
Director Since: 2008
Independent Director
Board Committees: - Audit Committee (Chair) (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee

Background: Ronald W. Tysoe served as Vice Chairman of Federated Department Stores, Inc. (now known as Macy's Inc.), a clothing and home furnishings company, from April 1990 to October 2006. Mr. Tysoe has previously served as a director of Taubman Centers, Inc. from 2007 to 2020, J. C. Penney Company, Inc. from 2013 to 2020, Canadian Imperial Bank of Commerce from 2004 to 2019, Pzena Investment Management Inc. from 2008 until 2013 and Scripps Networks Interactive, Inc. from 2008 to 2018.

Qualifications and Key Skills: The Board believes that Mr. Tysoe's service as a Vice Chairman of another publicly-traded company, his independent director status and the fact that he is an "audit committee financial expert" under SEC guidelines, given his understanding of accounting and financial reporting, disclosures and controls, make his Board service extremely beneficial to Cintas.

BOARD DIVERSITY

We believe it is important that our Board is composed of individuals reflecting the diversity represented by our employees-partners, our customers, and our communities. Our Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas when nominating directors.

On August 6, 2021, the SEC approved the NASDAQ's proposal, as amended, to implement diversity disclosure requirements for companies listed on NASDAQ’s exchanges, including the NASDAQ Global Select Market. NASDAQ’s goal in implementing these new requirements is to “provide stakeholders with a better understanding of the company’s current board composition and enhance investor confidence that all listed companies are considering diversity in the context of selecting directors.” Generally, NASDAQ Marketplace Rule 5605(f), the rule that sets forth the new diversity disclosure requirements, requires companies to (a) have at least two diverse directors on its board or to explain the company’s reasons for not meeting this diversity objective, and (b) disclose the current composition of the company’s board of directors in the form of a Board Diversity Matrix, which is set forth below.

Cintas is committed to diversity, equity and inclusion, and to attracting, hiring and retaining a diverse workforce that is representative of the communities we serve. This commitment extends to the diverse composition of the Board. As noted in the Board Diversity Matrix below, 22% of the current Board members self-identify as female and 11% of the current Board members self-identify as African American or Black.

The Board Diversity Matrix set forth below reports self-identified diversity statistics for the Board prior to the Annual Meeting. Should each of the nominees for director under Item 1 be reelected to the Board at the Annual Meeting, the diversity statistics set forth below would remain the same after the completion of the Annual Meeting.

Board Diversity Matrix (As of August 31, 2022)
Total Number of Directors:	9

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	7	0	0

Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

CORPORATE
GOVERNANCE
Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the SEC, it is also subject to the rules of NASDAQ, as well as various provisions of federal securities laws and the Sarbanes-Oxley Act of 2002 (SOX).

Governance of the Company is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, deconsolidations and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.

Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website. Such communication should be sent to the attention of the Secretary. Interested persons may communicate directly and confidentially with our non-management directors by writing to D. Brock Denton, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737. However, any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to Cintas' business or communications that relate to improper or irrelevant topics. In addition, please note that the Secretary will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
BOARD'S ROLES AND RESPONSIBILITIES
Leadership Structure
The Board is responsible for evaluating and determining Cintas' leadership structure. Currently, two separate individuals serve in the capacities of Chairman and Chief Executive Officer (CEO), respectively. Mr. Scott D. Farmer was appointed Executive Chairman of the Board on June 1, 2021 upon his retirement as CEO, and Mr. Todd M. Schneider ceased serving as Executive Vice President and Chief Operating Officer of the Company and transitioned to the position of President and CEO of the Company to replace Mr. Farmer on June 1, 2021. Mr. Schneider was also appointed to the Board on June 1, 2021.

Mr. Farmer had been Cintas' CEO since 2003 and Chairman of the Board since fiscal 2017. As Executive Chairman, Mr. Farmer is responsible for presiding over all meetings of the Board and shareholders, setting agendas for Board meetings and providing advice and counsel to Cintas' management regarding Cintas' business and operations. Mr. Schneider has been employed by Cintas since 1989, serving in various management and executive capacities. As CEO, Mr. Schneider is responsible for the general management, oversight, supervision and control of the business and affairs of Cintas, and ensuring that all actions and resolutions of the Board are carried into effect. With their many years of experience with Cintas, the Board believes that Mr. Farmer and Mr. Schneider are uniquely qualified to be Cintas' Executive Chairman and CEO, respectively. We believe that this leadership structure is currently the most appropriate for Cintas.

In electing the Chairman and appointing the CEO, the Board considers nominees' knowledge of and experience with Cintas and its corporate culture, general industry experience and other executive skills. Our Board recognizes that, depending on the circumstances, leadership models other than the current model might be appropriate. Our corporate governance guidelines provide that the Board selects the Chairman of the Board in the manner that it determines to be in the best interests of Cintas' shareholders.

The Board designates a nonemployee director to serve as the Lead Director to preside over meetings of independent directors, coordinate the activities of the other nonemployee directors, act as liaison among other directors, preside at Board meetings in the absence of the Chairman and to perform such other duties and responsibilities as the Board may determine. The Board has designated Joseph Scaminace as the Lead Director.

Risk Oversight
The entire Board, rather than a separate board committee, oversees Cintas' risk management process. Cintas relies on a comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of Cintas' risk management practices and capabilities, to review Cintas' risk exposure and to elevate certain key risks for discussion at the Board level as appropriate.

Our senior management is responsible for identifying, assessing and managing the Company's exposure to risk, and we have established a risk committee which is responsible for overseeing and monitoring our risk strategy and chartering risk mitigation related actions. The risk committee is chaired by the President and CEO and has broad-based functional representation, including the Vice President of Environmental, Social and Governance (ESG) and Chief Compliance Officer, and senior management from Cintas' corporate audit, compliance, legal, operations, security and finance areas. The President and CEO is the only member of the Board on the risk committee.

The risk committee has scheduled quarterly meetings, which may or may not take place depending on the current needs. At its meetings, the risk committee discusses risks to Cintas' business (operational, financial and legal), the potential impact to the business and the probability of occurrence in order to determine the best solution and identify the need for resource allocation. This process includes evaluating management's preparedness to respond to the risk if realized. For example, during fiscal 2022, the Board increased its dialogue with management regarding the reputational, business and financial risks associated with the company's cyber security strategies and protocols. In addition, the Board continued to engage in dialogue with management regarding the reputational, business and financial risks associated with the COVID-19 pandemic and steps taken with regard to employee health and safety.

One risk committee meeting annually focuses entirely on ERM. The risk profiles and current and future mitigating actions are discussed and refined during subsequent meetings with senior management and the President and CEO. Thereafter, the risk committee presents a comprehensive report to the Board in an interactive session during which the Board has the opportunity to further discuss the risk committee's assessments and conclusions.
Environmental, Social and Governance (ESG)
Cintas is committed to being a responsible corporate citizen and strives to incorporate ESG principles into the daily operations of its business. The Board oversees our strategic approach to sustainable long-term value creation consistent with our desire to protect the environment, enhance humanity (social) and be accountable (governance). The Board oversees ESG matters, including training and development, employee-partner health and wellness, diversity, equity and inclusion, and pay equity. The Board also oversees our principal operating, business and compliance and ethics risks, including environmental matters, responsible and ethical sourcing, cybersecurity and workplace conduct.

Our Board of Directors and management team value continuous engagement with Cintas shareholders. Shareholders provide information and viewpoints to assist us in making informed decisions, and we acknowledge that shareholders also desire communication for numerous benefits. Our Board and management engage with shareholders throughout the year in the Annual Shareholders Meeting, analyst conferences, non-deal roadshows, one-on-one investor meetings and other events. Topics of discussion include company performance, responses to changing market conditions, corporate strategy, management performance, executive compensation and capital allocation. Key areas of discussion with shareholders in the past year included our response to the COVID-19 pandemic, our human capital management practices including safety and diversity and our commitment to sustainability including the issuance of our expanded ESG report. We remain committed to engaging with our shareholders and look forward to the continuous dialogue.

We report ESG topics in our annual ESG Report, which has extensive information on specific ESG areas and is available on our website at www.cintascares.com/esg-report. Our ESG Report is not, however, incorporated herein by reference.
Corporate Culture and Strategy
We believe that our culture at Cintas is just as essential as our products and services. Our culture influences the quality of the employee-partners we hire, the way we communicate and interact with our customers and each other and our performance standards. Our culture is the cornerstone, representing our values, our behaviors, our way of working and how we approach our business, which is strong relationships and a dedication to taking care of one another and our customers. We operate according to the Cintas Code of Conduct, available on our website www.cintas.com, which mandates full compliance with applicable laws and regulations and helps to preserve the integrity of our Company. The Board has required the adoption of the Cintas Code of Conduct by directors, officers (including our principal executive officer and principal financial officer) and employee-partners. Cintas intends to post on its website within four business days after approval any amendments or waivers to the Code of Conduct.

The Board engages with management regarding the development of the Company’s corporate strategy by reviewing and approving the annual strategic plan, which presents key initiatives and strategies over the next five years. The Board is provided with regular updates on the Company’s performance against its strategic plan and the progress of strategic initiatives. These actions allow the Board to have an ongoing and open dialogue with management regarding corporate strategy and long-term value creation.
BOARD COMMITTEES AND MEETINGS
The directors have organized themselves into the following committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. These committees are described below and help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Cintas expects all directors to attend all regularly scheduled Board, committee and shareholder meetings. All directors attended the 2021 Annual Meeting of Shareholders. During fiscal 2022, the Board met on four occasions. Each of Cintas' directors attended all meetings of the Board and committees of which they were a member during fiscal 2022. In addition, the independent directors met in executive session on four occasions during fiscal 2022 without the presence of the non-independent director and management directors. The Lead Director presided over each session.
Each of our three standing committees operates under a written charter approved by the Board. The charters of each of our standing committees are available in the Investor Relations section of our website at www.cintas.com, under About Us – Investors – Corporate Governance..
The current composition of each Board committee is set forth below:

Director	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Gerald S. Adolph	X		Chair
John F. Barrett	X	X
Melanie W. Barstad	X		X
Karen L. Carnahan(1)	X	X
Robert E. Coletti
Scott D. Farmer
Joseph Scaminace	Chair		X
Todd M. Schneider
Ronald W. Tysoe(1)	X	Chair

Meetings in fiscal 2022	2	8	2
___________
(1) Audit committee financial expert under SEC guidelines.
Cintas also has an Executive Committee, which is composed of Joseph Scaminace (Chairman), Scott D. Farmer and Robert E. Coletti. The Executive Committee acts for the Board as required between Board meetings. This Committee had no meetings in fiscal 2022, but did take action in writing.

Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee is composed entirely of independent, nonemployee directors, each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board. The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting, making recommendations for filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas. Cintas does not have a formal policy regarding diversity in determining director nominees. However, in nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas. As set forth in our Corporate Governance Guidelines, the Company has committed that the initial list from which new independent director nominees are chosen will include qualified female and racially/ethnically diverse candidates. The Company values diverse perspectives and experiences when determining director nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a candidate to be nominated as a director, and evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. However, in no event shall any nomination made by a shareholder be binding on Cintas unless it is made in strict accordance with Cintas' Bylaws as they may be amended from time to time.
Audit Committee
The Audit Committee is governed by a written charter adopted by the Board. Each of Ronald W. Tysoe and Karen L. Carnahan have been designated as an Audit Committee financial expert by the Board, and the Board has determined that Mr. Tysoe and Ms. Carnahan satisfy the expertise and audit committee independence standards required by NASDAQ and the SEC.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee is responsible for oversight of information security matters. Annually, the Chief Information Officer (CIO) meets with the audit committee and provides a comprehensive update on the Company’s information security process. This includes status updates on new platforms/systems being implemented, IT Security/Governance (including the Company’s Security Maturity Level), status updates on information security standards and frameworks, such as the National Institute of Standards and Technology (NIST), any prevailing threats to the Company’s systems and IT’s countermeasures to mitigate the risks from cyber attacks. In addition, the Audit committee is updated regularly throughout the year on information security matters. The audit committee monitors a robust information security training and compliance program that is completed annually, including the annual trainings on Information Security Awareness and Payment Card Industry Standards (PCI) Compliance. The committee oversees the information security insurance policy as well.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employee-partners of any concerns they may have regarding questionable accounting, auditing or financial matters.

The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Audit Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate time frame and proposed cost arrangements for that service.

Compensation Committee
The Compensation Committee is governed by a written charter adopted by the Board. In discharging the responsibilities of the Board relating to compensation of Cintas' CEO and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas' CEO and other senior executive officers and (ii) to oversee the compensation policies and practices of Cintas, including adopting, administering and approving Cintas' incentive compensation and stock plans and awards (and amendments to the plans or awards) and performing such duties and responsibilities as may be assigned under the terms of any executive compensation plan, incentive compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In fiscal 2022, the Compensation Committee believes it reviewed the necessary resources available to survey the compensation practices of Cintas' peers and keep abreast of compensation developments in the marketplace.

The Compensation Committee periodically reviews the compensation practices and policies that apply to all Cintas employee-partners to determine whether such practices and policies are reasonably likely to have a material adverse effect on Cintas. As part of the Compensation Committee’s on-going process, the Compensation Committee, with the assistance of Cintas’ human resources, finance and legal departments, conducted an assessment of these compensation practices and policies and determined that they do not create risks that are reasonably likely to have a material adverse effect on Cintas. Among the areas the Compensation Committee considered in determining that Cintas’ compensation practices and policies do not pose a material risk to Cintas included Cintas' compensation philosophy, compensation plan design (balanced pay mix, weightings of measures, performance targets and annual and long-term incentives) and compensation plan governance and oversight (selection of performance targets, stock ownership requirements, claw-back policy and hedging policy).

Cintas' executive compensation policies are designed to support the corporate objective of exceeding our customers' expectations to maximize the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Compensation Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employee-partners, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. Cintas, with the Compensation Committee's oversight, uses short and long-term incentive and equity compensation plans to promote the achievement of company objectives.

The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation, including the role of executive officers in determining or recommending the amount or form of executive compensation, are discussed in the section entitled "Executive Compensation."
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during fiscal 2022, listed above, has ever been an officer or employee-partner of Cintas, nor has any member been an executive officer of another entity at which one of our executive officers serves on the Board. No executive officer of Cintas serves (or served at any time during fiscal 2022) as a director or as a member of a committee of any company of which any of Cintas' nonemployee directors are executive officers.

NONEMPLOYEE DIRECTOR
COMPENSATION FOR FISCAL 2022

For fiscal 2022, the annual cash fees for directors who are not employees of Cintas were as follows:

Cash Compensation Element	Cash Compensation Program for Fiscal 2022 ($)

Annual retainer	85,000
Nominating and Corporate Governance Committee chair	25,000
Audit Committee chair	22,000
Audit Committee member	12,500
Compensation Committee chair	15,000
Compensation Committee member	11,500

The retainer fees are paid in quarterly installments. Nonemployee directors serving on a committee receive either the applicable chairmanship fee or the membership fee, but not both. All independent members of the Board serve on the Nominating and Corporate Governance Committee, and that membership fee is included as part of their Annual Retainer. It is Cintas' practice that the Lead Director chair the Nominating and Corporate Governance Committee. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or committee meetings. Directors who are employees of Cintas are not separately compensated for serving as directors.

Also for fiscal 2022, upon annual election or appointment to the Board, directors received restricted stock valued at approximately $72,500 based on the closing market price of Cintas common stock on the date of the grant, plus options to purchase Cintas common stock valued at approximately $72,500 based on the fair value of these options estimated at the date of the grant using a Black-Scholes option-pricing model. The value of the grants is prorated for directors appointed to the Board in the middle of the year. Each nonemployee director was granted 169 shares of restricted stock and options to purchase 800 shares of Cintas common stock at an exercise price equal to the closing market price on the date of grant of October 26, 2021 ($430.50). Both restricted stock awards and stock options granted to directors generally vest 100% after one year from the date of the grant.

Nonemployee directors may choose to defer all or part of their cash compensation into Cintas common stock equivalents with dividends or into a deferred account that earns interest at a rate equal to that for one-year U.S. treasury bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or in 12 to 120 monthly installments beginning in the month selected by the director, but in no case later than the first month after the director leaves the Board.

The following table details fiscal 2022 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)

Gerald S. Adolph	100,000	72,755	72,576	245,331
John F. Barrett	97,500	72,755	72,576	242,831
Melanie W. Barstad	96,500	72,755	72,576	241,831
Karen L. Carnahan	97,500	72,755	72,576	242,831
Robert E. Coletti	85,000	72,755	72,576	230,331
Joseph Scaminace	121,500	72,755	72,576	266,831
Ronald W. Tysoe	107,000	72,755	72,576	252,331
___________
(1)Represents the amount of cash compensation earned in fiscal 2022 for Board and committee service. A director may choose to have all or part of his or her cash compensation deferred and deemed to be invested in Cintas stock or one-year U.S. treasury bills plus 100 basis points. The directors who invested in Cintas stock would receive earnings equal to any other shareholder who invested like money at the same time during fiscal 2022.

Mr. Adolph, Mr. Barrett, Ms. Barstad, Ms. Carnahan and Mr. Coletti chose to receive all or a portion of their fees in Cintas stock as described above. Mr. Adolph received 122 shares, Mr. Barrett received 238 shares, Ms. Barstad received 236 shares, Ms. Carnahan received 238 shares and Mr. Coletti received 208 shares.
(2)The amounts reported for restricted stock and stock options is the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). For more information on the assumptions used, see Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2022.

Outstanding restricted stock awards and option awards for each director at May 31, 2022 are as follows:

Name	Shares of Restricted Stock Outstanding (#)	Options Outstanding (#)

Gerald S. Adolph	169	18,302
John F. Barrett	169	18,302
Melanie W. Barstad	169	15,291
Karen L. Carnahan	169	3,963
Robert E. Coletti	169	10,846
Joseph Scaminace	169	10,347
Ronald W. Tysoe	169	18,302

Stock Ownership Guidelines
The Compensation Committee believes that Cintas' nonemployee directors should own particular amounts of shares of common stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the nonemployee directors. Each nonemployee director is required to maintain a minimum equity stake in Cintas stock equivalent to five times the annual cash retainer.

The guidelines are assessed annually and are determined based on the current market practice and utilizing the cash retainer and closing common stock price on the last day of the fiscal year. All newly appointed directors will have five years from the time of appointment to achieve the minimum ownership requirement. Currently, all directors are in compliance with their ownership requirements.

For purposes of these requirements, stock ownership includes: (i) stock held outright by the nonemployee director (or his spouse or dependents); (ii) stock held in an individual brokerage account; (iii) stock granted to the director but not yet vested (in other words, restricted stock); and (iv) stock obtained through stock option exercise. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.

Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited our directors from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease in the market value of Cintas securities. Our Insider Trading Policy also prohibits our directors from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our Executive Chairman of the Board and Chief Executive Officer in connection with a planned retirement from Cintas. Such prohibitions apply to Cintas securities granted to the directors as part of compensation or otherwise held, directly or indirectly, by each director. Currently, all directors are in compliance with this anti-hedging policy.

COMPENSATION MATTERS

COMPENSATION
COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Cintas' Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 31, 2022.
Committee Members: Gerald S. Adolph (Chairman), Melanie W. Barstad and Joseph Scaminace

EXECUTIVE
COMPENSATION

Executive Officers
For fiscal 2022, the Company's named executive officers were the following five executive officers:

Name	Current Title
Todd M. Schneider(1)	President and Chief Executive Officer
Scott D. Farmer(1)	Executive Chairman of the Board
J. Michael Hansen(2)	Executive Vice President and Chief Financial Officer
Michael L. Thompson(2)	Executive Vice President and Chief Administrative Officer
D. Brock Denton(2)	Senior Vice President, General Counsel and Secretary
___________
(1) For biographical information about Mr. Farmer and Mr. Schneider, see "Election of Directors."
(2) Current non-director executive officer.
Our current non-director executive officer biographical information is as follows:
J. Michael Hansen, 54, joined Cintas in 1995. He has held various positions within Cintas, including General Manager of the Cincinnati First Aid and Fire locations and Corporate Controller. He was appointed Vice President and Treasurer in June 2010, a position that he held through January 31, 2015, when he was then appointed to Vice President - Finance and Chief Financial Officer. Mr. Hansen was promoted to Senior Vice President - Finance and Chief Financial Officer in October 2016. In July 2018, Mr. Hansen was appointed to Executive Vice President and Chief Financial Officer. He is responsible for finance and accounting, compliance, corporate development, corporate flight and corporate facilities.
Michael L. Thompson, 56, joined Cintas in 1994. He has held various positions within Cintas, including Director of Corporate Development, Corporate Controller and Vice President and Treasurer. He was also Senior Vice President of the Rental Division - Facility Services and Senior Vice President and Executive Champion - Center of Excellence. In May 2014, he was appointed Senior Vice President and Chief Information Officer. In July 2018, Mr. Thompson was appointed Executive Vice President and Chief Administrative Officer. He is responsible for global supply chain, quality and engineering, information technology, human resources, marketing, corporate communications and safety.
D. Brock Denton, 47, joined Cintas in June 2021 and began serving as Senior Vice President, General Counsel and Secretary in August 2021. Prior to joining Cintas, Mr. Denton was an associate from 1999 to 2007 and a partner from 2007 to 2021 at Keating Muething & Klekamp, PLL, where he served as Cintas' lead outside counsel and led the Business Representation and Transaction Group that handles all aspects of Corporate law, with an emphasis on mergers and acquisitions. Mr. Denton is responsible for legal, compliance and ESG matters.

COMPENSATION
DISCUSSION AND ANALYSIS
This section discusses and analyzes the compensation awarded to, earned by or paid to Cintas' named executive officers, as set forth in the Fiscal 2022 Summary Compensation Table and other executive compensation tables and narratives contained in this proxy statement. It also discusses the principles underlying our compensation policies and decisions.

Overview of Compensation Program
The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its CEO and the other executive officers. It is the responsibility of the Compensation Committee to review and approve, or, as the case may be, recommend to the Board for approval, changes to Cintas' compensation policies and benefit plans and to administer Cintas' stock plans, including recommending and approving stock-based awards to executive officers. The Compensation Committee also works to help ensure that Cintas' compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to all executive officers are similar.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to employee-partners in general is handled by Cintas' human resources, finance and legal department employee-partners. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.
Compensation Philosophy and Objectives
The primary focus of our executive compensation program is to support the corporate objective of maximizing the long-term value for our shareholders and employee-partners by exceeding our customers' expectations. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas' short-term and long-term success.

Our incentive compensation program is designed to reward both individual and team performance, measured by overall Cintas results and individual achievement. The Management Incentive Plan for fiscal 2022 applies to all of our executive officers. The incentive compensation arrangements for our Executive Chairman, Mr. Farmer, and our President and CEO, Mr. Schneider, were generally based on Cintas' diluted earnings per share (EPS), growth in sales and the accomplishment of certain individual goals. The incentive compensation arrangements for our Executive Vice President and Chief Financial Officer (CFO), Mr. J. Michael Hansen, our Executive Vice President and Chief Administrative Officer, Mr. Michael L. Thompson, and our Senior Vice President, General Counsel and Secretary, Mr. D. Brock Denton, were generally based on Cintas' EPS and achievement of individual performance.

Compensation Decision-Making Process
The Compensation Committee determines the compensation for the executive officers based on recommendations made by management as discussed below. Annually, the Compensation Committee conducts a job evaluation for each named executive officer, which includes a review of the job duties and a market analysis of executive compensation plans. As opposed to reviewing a limited number of peer group companies, we have chosen to a evaluate the practices of a larger group of similar sized companies. The analysis focuses on published general industry survey data by revenue size. We did not select the companies included in this survey group, and the component companies' identities were not a material factor in our compensation analysis. The Compensation Committee evaluates base salary, annual cash incentives, long-term compensation and other compensation. We believe that our named executive officers' target compensation is competitive with the total compensation of comparable named executive officers in our market analysis.

Based on the market analysis and individual performance, the Senior Vice President of Human Resources and Chief Diversity Officer makes a recommendation to the Compensation Committee on the CEO's base salary and annual cash incentive target for the upcoming fiscal year. The CEO makes a recommendation to the Compensation Committee for the base salaries and annual cash incentive targets for the upcoming fiscal year for other executive officers.

In October 2021, and at various meetings held during the remainder of fiscal 2022, the Board reviewed the results of our 2021 "say-on-pay" vote, in which over 97% of the votes cast approved of our named executive officers' compensation. In addition, after taking into consideration the strong support for our executive compensation program reflected in the 2021 say-on-pay results, the Compensation Committee decided to generally continue to apply the same philosophy, compensation objectives and governing principles as it used for fiscal 2021 when making subsequent decisions regarding named executive officer compensation. The Compensation Committee believes the voting results again demonstrate significant support for our named executive officer pay program and did not make any changes to the fiscal 2022 program specifically in response to the 2021 say-on-pay results. The Compensation Committee has, however, continued to monitor the voting policies of our institutional shareholders and their advisors since last year, as well as review the overall program to seek to ensure it achieves the designed goal as set forth in "Compensation Philosophy and Objectives" and will continue to take those voting policies and the effectiveness of the program into account when considering changes to our executive compensation program.

Key Elements of Compensation
The table below summarizes the key fiscal 2022 compensation program elements for our named executive officers:

Element	Form of Compensation	Purpose

Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual goals
Long-Term Equity Incentives	Non-qualified stock options, restricted stock units and/or restricted stock
Encourages, under the terms of Cintas' equity plan, named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employee-partners, including the Cintas Partners' Plan contributions (described below), health, life insurance and disability plans, our Deferred Compensation Plan (described below), and certain perquisites	Benefit plans are part of a broad-based employee benefits program. The Deferred Compensation Plan and perquisites provide competitive benefits to our named executive officers

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, a substantial portion of a named executive officer's total compensation is based on Cintas' results and the named executive officers' individual achievements. As a result, Cintas' performance has a significant effect on the amount of compensation realized by the executive officers. In the specific case of our CEO Mr. Schneider, 77.1% of his total fiscal 2022 compensation, as reported in the Fiscal 2022 Summary Compensation Table, was considered performance-based pay.

Each of these elements of pay is described and analyzed in more detail below.

Base Salaries
The Compensation Committee annually reviews the base salaries of our executive officers. The Compensation Committee also reviews an executive officer's base salary whenever there is a change in that executive officer's job responsibilities. The factors that influence base salary decisions are level and scope of responsibility, salary offered by comparably sized companies, overall performance of the individual and overall performance of Cintas.

The fiscal 2022 base salaries approved by the Compensation Committee for our named executive officers were as follows:

Name	Base Salary	(Decrease) Increase vs. the Prior Fiscal Year
Todd M. Schneider	$1,000,000	56.6%
Scott D. Farmer	$500,000	(56.4)%
J. Michael Hansen	$616,980	15.6%
Michael L. Thompson	$560,952	16.7%
D. Brock Denton	$500,000	N/A(1)

(1)Mr. Denton joined the company effective June 1, 2021, the beginning of fiscal 2022.
As a result of the COVID-19 pandemic and the related disruptions and uncertainties it caused, the Compensation Committee had determined in late fiscal 2020 that the fiscal 2021 base salaries for all named executive officers would be reduced by 10% commencing June 1, 2020. The 10% reduction in fiscal 2021 base salaries was eliminated for fiscal 2022 base salaries commencing June 1, 2022. In addition to this action, each named executive officer received a merit increase in his base salary rate for fiscal 2022. Additionally, the increase over the prior year base salary for Mr. Schneider reflects his transition from Executive Vice President and Chief Operating Officer to President and CEO. The decrease over the prior year base salary for Mr. Farmer reflects his retirement from CEO and transition to Executive Chairman of the Board.

Annual Cash Incentives
The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive for executive officers to achieve corporate and individual goals. Near the beginning of each fiscal year, the Compensation Committee establishes an annual cash incentive target for each participating named executive officer based on certain financial goals and non-financial performance.

The performance components and targets were derived from the operating plans for Cintas for fiscal 2022 and represent goals for that year that the Compensation Committee believed would be challenging for Cintas, yet achievable if senior and operating management met or surpassed their business unit goals and objectives.

The Compensation Committee currently anticipates that performance components and targets similar to those described below will be utilized in fiscal 2023 because these objectives are important, and Cintas continues to make progress on these objectives. However, the Compensation Committee reserves the right to determine on an ongoing basis the performance components and targets it will use in developing the performance-based portion of the named executive officers' compensation.

For fiscal 2022, the Compensation Committee approved a total compensation plan for each of Mr. Schneider and Mr. Farmer. The aggregate amount of annual cash incentive for fiscal 2022 that could be earned by each of Mr. Schneider and Mr. Farmer was based on the financial objectives of fiscal 2022 Cintas EPS and fiscal 2022 sales growth and certain non-financial goals. The EPS and sales growth goals were established with reference to the operating plans for Cintas for fiscal 2022. The EPS goals for all participants for fiscal 2022 were identical. Mr. Schneider's non-financial goals related to safety, employee diversity, corporate development, asset capacity utilization and leadership development matters. The non-financial goals for Mr. Farmer related to safety, employee diversity, CEO transition and asset capacity utilization matters.

Based upon the overall achievement of these objectives, each of Mr. Schneider and Mr. Farmer could earn from 0% to a maximum of 185% of the target annual cash incentive (with the maximum for each officer reflecting 200% of the portion of the award related to EPS and sales growth and 100% of the portion of the award related to non-financial goals).

The following table summarizes the annual cash incentive target awards and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee:

Name	Annual Cash Incentive Target	EPS Component	Sales Growth Component	Non-Financial Component

Todd M. Schneider	$1,000,000	42.50%	42.50%	15.00%
Scott D. Farmer	$500,000	42.50%	42.50%	15.00%
As a result of the COVID-19 pandemic and the related disruptions and uncertainties it caused, the Compensation Committee had determined in late fiscal 2020 that the fiscal 2021 annual cash incentive targets for all named executive officers would be reduced by 10% compared to the fiscal 2020 annual cash incentive targets. The 10% reduction in fiscal 2021 was eliminated for fiscal 2022 annual cash incentive targets. In addition to the return to pre-pandemic annual cash incentive targets, the increase over the prior year annual cash incentive target for Mr. Schneider reflects his transition from Executive Vice President and Chief Operating Officer to President and CEO, and the decrease over the prior year annual cash incentive target for Mr. Farmer reflects his retirement from CEO and transition to Executive Chairman of the Board.

Under the Management Incentive Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude extraordinary items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan.

The potential annual cash incentive payout percentage multiplier for each component of Mr. Schneider's and Mr. Farmer's target annual cash incentive is provided in the following tables (for each participating named executive officer, annual cash incentive payouts were designed to be interpolated on a straight-line basis for achievement between the levels of achievement established for the EPS and sales growth components of the annual cash incentives):

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout

Below Threshold	<$9.79	0%
Threshold	$9.79	25%
Target	$10.31	100%
Maximum	$11.03	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Prior Fiscal Year)	Annual Cash Incentive Payout

Below Threshold	<5.74%	0%
Threshold	5.74%	25%
Target	7.24%	100%
Maximum	10.24%	200%

Non-Financial Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	25%
Meets Goals	100%

The Grants of Plan-Based Awards for Fiscal 2022 table outlines estimated possible payouts under these non-equity incentive plan awards. Based on Cintas' EPS and sales growth for fiscal 2022, Mr. Schneider and Mr. Farmer earned an annual cash incentive payout of $1,700,000 and $850,000, respectively. The fiscal 2022 Cintas EPS achievement for incentive plan calculation purposes was $11.03. This EPS figure is the "Maximum" that could have been achieved, so it differs from the Company's reported diluted EPS of $11.65, which was higher than the "Maximum." Sales growth achievement for fiscal 2022 incentive plan calculation purposes was 10.24%. This sales growth figure is the "Maximum" that could have been achieved, so it differs from the Company's reported sales growth of 10.37%, which was higher than the "Maximum" level of achievement. Mr. Schneider and Mr. Farmer received $150,000 and $75,000, respectively, based on the performance of their non-financial goals outlined above. The individual performance level for both Mr. Schneider and Mr. Farmer was "Meets Goals."

For fiscal 2022, the Compensation Committee also approved total compensation plans for each of Mr. Hansen, Mr. Thompson and Mr. Denton. The aggregate amount of annual cash incentive payout that could be earned for fiscal 2022 by each of Mr. Hansen, Mr. Thompson and Mr. Denton was designed to be based on the sum of that named executive officer's earned incentive for the fiscal 2022 Cintas EPS component and the individual performance component (consisting of an overall subjective performance evaluation rather than performance against specified individual performance goals). Based upon overall performance, the eligible named executive officers could earn from 0% to a maximum of 200% of the annual cash incentive target.

The following table summarizes the annual cash incentive target awards and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee:

Name	Annual Cash Incentive Target	EPS Component	Individual Performance Component
J. Michael Hansen	$457,772	50%	50%
Michael L. Thompson	$445,942	50%	50%
D. Brock Denton	$238,500	50%	50%

The potential annual cash incentive payout percentage multiplier for each component of Mr. Hansen's, Mr. Thompson's and Mr. Denton's target annual cash incentive is provided in the following tables (for each participating named executive officer, annual cash incentive payouts were designed to be interpolated on a straight-line basis for achievement between the levels of achievement established for the EPS component of the annual cash incentives):

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout

Below Threshold	<$9.79	0%
Threshold	$9.79	50%
Target	$10.31	100%
Maximum	$11.03	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

The Grants of Plan-Based Awards for Fiscal 2022 table outlines estimated possible payouts under these non-equity incentive plan awards. As presented to and approved by the Compensation Committee, the actual annual cash incentive payments earned for fiscal 2022 as reflected in the Fiscal 2022 Summary Compensation Table are as follows: Mr. Hansen earned a fiscal 2022 annual cash incentive award of $915,544, and Mr. Hansen's individual performance level was "Outstanding Achievement." Mr. Thompson earned a fiscal 2022 annual cash incentive award of $891,884, and his individual performance level was "Outstanding Achievement." Mr. Denton earned a fiscal 2022 annual cash incentive award of $477,000, and his individual performance level was "Outstanding Achievement." Fiscal 2022 Cintas EPS was achieved at the "Maximum" level, as disclosed above.

Long-Term Equity Incentives
Long-term equity incentive compensation is comprised of opportunities to earn non-qualified stock options, restricted stock units and/or restricted stock. With respect to the participating named executive officers, these awards are made pursuant to Compensation Committee decisions substantially along lines as described above for the Management Incentive Plan. The purpose of such awards is to incentivize named executive officers to profitably grow Cintas' long-term business objectives and encourage named executive officers to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.

The amount of equity awards for which each of Mr. Schneider and Mr. Farmer were eligible was based on a target level of Cintas' fiscal 2022 EPS and a target level of Cintas' fiscal 2022 sales growth, weighted equally. After each award was calculated by the Compensation Committee, the form of grant for fiscal 2022 was chosen to be restricted stock for both Mr. Schneider and Mr. Farmer.

The amount of equity awards for which each of Mr. Hansen, Mr. Thompson and Mr. Denton were eligible was based on a target level of Cintas' fiscal 2022 EPS and individual achievement, weighted equally. Mr. Hansen and Mr. Denton received 50% of their award in stock options and 50% of their award in restricted stock as determined by the Compensation Committee. Mr. Thompson received his award in restricted stock as determined by the Compensation Committee.

The following information provides more detail with respect to the target award percentage multiplier tied to each milestone level of achievement.

The EPS component for all named executive officers was considered by the Compensation Committee on the following basis:

EPS Component Level of Achievement	EPS Goals	Equity Award

Below Threshold	<$9.79	0%
Threshold	$9.79	50%
Target	$10.31	100%
Maximum	$11.03	200%

The sales growth component for Mr. Schneider and Mr. Farmer was considered by the Compensation Committee on the following basis:

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Prior Fiscal Year)	Equity Award

Below Threshold	<5.74%	0%
Threshold	5.74%	50%
Target	7.24%	100%
Maximum	10.24%	200%

The individual achievement components for Mr. Hansen, Mr. Thompson and Mr. Denton were considered by the Compensation Committee on a subjective basis as described above under the Annual Cash Incentives section.

The factors that influence the determination of equity grant targets include level of responsibility, market compensation analysis and overall performance of the individual. The Compensation Committee reviewed and approved the targets at the beginning of the fiscal year, and the actual award payout was granted based upon that named executive officer's performance compared to the targets.

On July 26, 2022, Mr. Hansen and Mr. Denton were awarded 11,848 and 9,932 non-qualified stock options, respectively, under the 2016 Equity and Incentive Compensation Plan, as amended (2016 Plan), based on Cintas fiscal 2022 EPS and their individual performance level achievements, as outlined under the Annual Cash Incentives section. Regarding Mr. Schneider's, Mr. Farmer's and Mr. Thompson's awards, with consideration that Mr. Schneider, Mr. Farmer and Mr. Thompson are over the age of 55, the Compensation Committee awarded Mr. Schneider, Mr. Farmer and Mr. Thompson time-based restricted stock.

On July 26, 2022, Mr. Schneider and Mr. Farmer were awarded 21,086 and 10,542 shares of restricted stock, respectively, under the 2016 Plan based on Cintas fiscal 2022 EPS ("Maximum") and fiscal 2022 sales growth ("Maximum") achievements, as outlined under the Annual Cash Incentives section. Mr. Thompson was awarded

4,716 shares of restricted stock under the 2016 Plan based on Cintas fiscal 2022 EPS and his individual performance level achievements, as outlined under the Annual Cash Incentives section. These shares were awarded as Mr. Schneider's, Mr. Farmer's and Mr. Thompson's long-term equity awards. Also on July 26, 2022, Mr. Hansen and Mr. Denton were awarded 2,496 and 2,092 shares of restricted stock, respectively, under the 2016 Plan based on Cintas fiscal 2022 EPS and their individual performance level achievements as outlined under the Annual Cash Incentives section.

In addition, during fiscal 2022, Mr. Schneider and Mr. Denton were awarded non-qualified stock options and shares of restricted stock under the 2016 Plan due to their promotions, as previously discussed. On July 27, 2021, Mr. Schneider was awarded 6,179 non-qualified stock options and 434 shares of restricted stock. On August 27, 2021, Mr. Denton was awarded 2,045 non-qualified stock options and 144 shares of restricted stock.

In accordance with the 2016 Plan, stock option awards have an exercise price equal to the closing stock price on the date of the award. As a result, stock options awarded to the named executive officers increase in value only if the market price of the common stock increases. Stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. Restricted stock for named executive officers generally vests three years from the date of grant.

Health, Retirement and Other Benefits
Cintas' benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection from events which could interrupt the executive officer's employment and/or income received as an active employee-partner.

The retirement plans offered to executive officers include Cintas' Partners' Plan and the Deferred Compensation Plan. The Partners' Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employee-partners. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation for Fiscal 2022 table of this proxy statement, and its accompanying narrative and footnotes.

Executive perquisites are kept by the Compensation Committee to a minimal level and do not play a significant role in executive compensation. For the named executive officers in fiscal 2022, executive perquisites consisted of automobile allowances, executive medical program participation and, for Mr. Farmer only, financial planning fees. These benefits and their incremental cost to Cintas are described in the Fiscal 2022 Summary Compensation Table and its footnotes. The Compensation Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas' overall compensation practices.
Stock Ownership Guidelines
The Compensation Committee believes that Cintas' named executive officers should own particular amounts of shares of stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the named executive officers. Each named executive officer is required to maintain a minimum equity stake in Cintas stock based on his job position.
The following table shows the stock ownership requirements for the named executive officers:

Officer	Minimum Ownership Requirement (Multiple of Base Salary)

Chief Executive Officer	6x
All other executives	3x

The guidelines are assessed annually and are determined based on the current market practice and utilizing the respective named executive officer's base salary and closing stock price on the last day of the fiscal year. The named executive officers are notified about their ownership requirements annually. All newly hired or promoted named executive officers will have seven years from the time of hiring or promotion to achieve the minimum ownership requirement. Currently, all named executive officers are in compliance with their ownership requirements (or are within the initial achievement window for such compliance).

For purposes of these requirements, stock ownership includes: (i) stock held outright by the named executive officer (or his spouse or dependents); (ii) stock held beneficially through the Partners' Plan; (iii) stock held in an individual brokerage account; (iv) stock granted to the named executive officer but not yet vested (i.e., restricted stock or restricted stock units); and (v) stock obtained through stock option exercise. Failure to meet or to show sustained progress toward meeting the ownership requirements may result in a reduction in future annual and/or long-term cash incentive payouts in the form of stock. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.
Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited certain employees, including our officers, from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease in the market value of Cintas securities. Our Insider Trading Policy also prohibits our officers from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our Chief Executive Officer in connection with a planned retirement from Cintas. Such prohibitions apply to Cintas securities granted to the employee as part of compensation or otherwise held, directly or indirectly, by the employee. Currently, all named executive officers are in compliance with this anti-hedging policy.
Change in Control Agreements
Cintas has no policy regarding change in control agreements. For a further discussion on this topic, please see the section titled "Potential Payments Upon Termination, Retirement or Change of Control" of this proxy statement.
Recovery of Prior Awards
The Compensation Committee has adopted a claw-back policy, which provides that in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former officers who received incentive-based compensation (including annual cash incentives, non-qualified stock options or restricted stock) during the three-year period preceding the date on which Cintas is required to prepare an accounting restatement, any excess incentive based compensation awarded as a result of the misstatement. This policy applies to incentive based compensation granted after June 1, 2011. This claw-back policy is intended to be interpreted (or in future years revised) in a manner consistent with any applicable rules or regulations adopted by the SEC or NASDAQ as contemplated by Section 10D of the Securities Exchange Act of 1934 and any other applicable law and shall otherwise be interpreted in the best business judgment of the Compensation Committee.

FISCAL 2022 SUMMARY
COMPENSATION TABLE
The following table provides information regarding the compensation of our Chief Executive Officer during fiscal 2022, our Chief Financial Officer during fiscal 2022, and our three other most highly compensated executive officers serving in such capacity at the end of fiscal 2022. These individuals are collectively referred to as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	All Other Compen- sation(3) ($)	Total ($)
Todd M. Schneider	2022	1,000,000	—	4,316,592	506,307	1,850,000	104,201	7,777,100
President and Chief Executive Officer	2021	638,703	—	1,176,207	676,531	1,110,486	139,808	3,741,735
	2020	709,670	—	1,069,202	607,671	—	99,964	2,486,507
Scott D. Farmer	2022	500,000	—	2,073,717	—	925,000	407,029	3,905,746
Executive Chairman of the Board	2021	1,145,772	—	5,058,293	—	2,073,561	757,767	9,035,393
	2020	1,273,080	—	4,814,270	—	—	611,170	6,698,520
J. Michael Hansen	2022	616,980	—	490,988	491,455	915,544	69,540	2,584,507
Executive Vice President and Chief Financial Officer	2021	533,925	—	705,661	405,882	732,919	110,929	2,489,316
	2020	593,250	—	641,469	364,573	—	104,949	1,704,241
Michael L. Thompson	2022	560,952	—	927,684	—	891,884	80,583	2,461,103
Executive Vice President and Chief Administrative Officer	2021	480,816	—	998,368	—	707,195	107,051	2,293,430
	2020	534,240	—	605,847	344,327	—	89,279	1,573,693
D. Brock Denton	2022	500,000	—	467,920	582,818	477,000	18,853	2,046,591
Senior Vice President, General Counsel and Secretary

___________
(1)The amounts reported for fiscal 2022 restricted stock and stock options are the aggregate grant date fair values of awards granted during the fiscal year calculated in accordance with ASC 718. For more information on the assumptions used for these awards, see Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2022. Amounts disclosed for fiscal 2022 represent the probable outcome of the applicable performance conditions. In the event that the highest level of performance was achieved for these awards, the aggregate amounts would be as follows: $8,970,726 for Mr. Schneider; $4,147,434 for Mr. Farmer; $1,964,886 for Mr. Hansen; $1,855,369 for Mr. Thompson; and $1,874,234 for Mr. Denton.

(2)Reflects for fiscal 2022 the annual cash incentive awards earned by the named executive officers under the Management Incentive Plan discussed in further detail beginning on page 25.

(3)All other compensation for fiscal 2022 includes reimbursements or payments for automobile allowances, executive medical program participation, Partner's Plan contributions and restricted stock dividends. Cintas Partners' Plan contributions were as follows: $14,966 for Mr. Schneider; $15,111 for Mr. Farmer; $12,519 for Mr. Hansen; $14,857 for Mr. Thompson; and $3,736 for Mr. Denton. Restricted stock dividends were as follows: $72,566 for Mr. Schneider; $353,911 for Mr. Farmer; $46,443 for Mr. Hansen; $47,927 for Mr. Thompson; and $274 for Mr. Denton. Prior to fiscal 2021, dividends on Cintas' outstanding common stock had historically been paid annually. In fiscal 2021, however, Cintas' Board of Directors approved a change in dividend policy from an annual dividend to quarterly dividends. All other compensation for fiscal 2022 also includes financial planning fees for Mr. Farmer.

GRANTS OF PLAN-BASED
AWARDS FOR FISCAL 2022
The following table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2022:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards(6) ($/sh)	Grant Date Fair Value of Stock and Option Awards(7) ($)
Name	Grant Date	Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
Todd M.	7/27/2021	—	—	—	—	—	—	—	6,179	388.86	506,307
Schneider(1)	7/27/2021	—	—	—	—	—	—	434	—	—	168,765
		0	1,000,000	1,850,000	—	—	—	—	—	—	—
	8/16/2021(3)	—	—	—	0	10,543	21,086	—	—	—	4,147,827
Scott D.		0	500,000	925,000	—	—	—	—	—	—	—
Farmer(1)	8/16/2021(3)	—	—	—	0	5,271	10,542	—	—	—	2,073,717
J. Michael		0	457,772	915,544	—	—	—	—	—	—	—
Hansen(2)	8/16/2021(4)	—	—	—	0	5,924	11,848	—	—	393.42	491,455
	8/16/2021(5)	—	—	—	0	1,248	2,496	—	—	—	490,988
Michael L.		0	445,942	891,884	—	—	—	—	—	—	—
Thompson(2)	8/16/2021(3)	—	—	—	0	2,358	4,716	—	—	—	927,684
D. Brock		0	238,500	477,000	—	—	—	—	—	—	—
Denton(2)	8/16/2021(4)	—	—	—	0	4,966	9,932	—	—	393.42	411,979
	8/16/2021(5)	—	—	—	0	1,046	2,092	—	—	—	411,517
	8/27/2021	—	—	—	—	—	—	—	2,045	391.69	170,839
	8/27/2021	—	—	—	—	—	—	144	—	—	56,403
___________
(1)Mr. Schneider and Mr. Farmer are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2022 Cintas EPS and fiscal 2022 sales growth. Mr. Schneider and Mr. Farmer are also eligible for an annual cash incentive based on the accomplishment of non-financial goals outlined by the Compensation Committee. If Cintas meets the targeted EPS and targeted sales growth and the named executive officer achieves his non-financial goals, he will receive the targeted amount for the annual cash incentive. The portion of the annual cash incentive related to EPS and sales growth can decrease to 0% or increase up to 200%. The portion of the annual cash incentive related to the non-financial performance goals can decrease to 0% but not exceed the targeted amount, depending on the extent to which these goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock is granted pursuant to the terms and conditions of the 2016 Plan based on achievement against fiscal 2022 EPS and sales growth goals. In addition, as previously discussed, on July 27, 2021, Mr. Schneider was awarded 6,179 non-qualified stock options and 434 shares of restricted stock under the 2016 Plan due to his promotion.

(2)Mr. Hansen, Mr. Thompson and Mr. Denton are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2022 Cintas EPS and an individual performance component (consisting of an overall subjective performance evaluation rather than performance against specified individual performance goals). If Cintas meets the targeted EPS and the named executive officer meets a particular individual performance level, he will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the target depending on the extent to which the EPS goal and individual performance are achieved. If achievement up to a certain level is not attained, no incentive will be paid. Restricted stock and non-qualified stock options are granted pursuant to the terms and conditions of the 2016 Plan based on achievement against fiscal 2022 EPS goals and individual achievement. In addition, as previously discussed, on August 27, 2021, Mr. Denton was awarded 2,045 non-qualified stock options and 144 shares of restricted stock under the 2016 Plan due to his promotion.
(3)With consideration that Mr. Schneider, Mr. Farmer and Mr. Thompson are over the age of 55, the Compensation Committee determined that Mr. Schneider's, Mr. Farmer's and Mr. Thompson's long-term equity incentive awards would be paid in restricted stock. Restricted stock generally vests after three years from the date of actual grant.
(4)Represents the stock option portion of the fiscal 2022 equity opportunity. Stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of actual grant of the stock options and ending on the fifth anniversary of the date of actual grant of the stock options.
(5)Represents the restricted stock portion of the fiscal 2022 equity opportunity, actual grants under which will generally vest three years from the date of actual grant of the shares.
(6)The exercise price of the option portion of the fiscal 2022 equity opportunity is equal to the closing stock price on the date of actual grant of the stock options. The exercise prices of the options granted to Mr. Schneider on July 27, 2021 and the options granted to Mr. Denton on August 27, 2021 are each equal to the closing stock price on the applicable date of grant. See page 34 for more information.
(7)Amounts shown in this column represent the grant date fair value of stock and option awards calculated in accordance with ASC 718. The fair value of stock awards was determined by using the closing stock price on the date of the grant. The fair value of option awards was determined using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS
AT FISCAL 2022 YEAR-END
The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of May 31, 2022 (plus grants made on July 26, 2022):

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Todd M.	7/25/2017	—	8,885	137.30	7/25/2027
Schneider	7/25/2017	—	1,549	137.30	7/25/2027
	7/24/2018	—	17,762	206.99	7/24/2028
	7/31/2018	—	5,492	204.48	7/31/2028
	7/23/2019	—	24,880	260.79	7/23/2029
	7/28/2020	—	12,336	293.56	7/28/2030
	7/27/2021	—	20,629	388.86	7/27/2031
	7/27/2021	—	6,179	388.86	7/27/2031
	—					40,801	16,252,262
Scott D.
Farmer	—					97,526	38,847,532
J. Michael	7/25/2017	—	8,532	137.30	7/25/2027
Hansen	7/25/2017	—	4,102	137.30	7/25/2027
	7/24/2018	—	16,645	206.99	7/24/2028
	7/31/2018	1,525	3,051	204.48	7/31/2028
	7/23/2019	—	16,640	260.79	7/23/2029
	7/28/2020	—	7,401	293.56	7/28/2030
	7/27/2021	—	11,708	388.86	7/27/2031
	7/26/2022	—	11,848	397.83	7/26/2032
	—					14,412	5,740,732
Michael L.	7/25/2017	—	7,302	137.30	7/25/2027
Thompson	7/25/2017	—	3,734	137.30	7/25/2027
	7/24/2018	—	15,697	206.99	7/24/2028
	7/31/2018	—	4,272	204.48	7/31/2028
	7/23/2019	—	14,663	260.79	7/23/2029
	7/28/2020	—	6,990	293.56	7/28/2030
	—					17,455	6,952,850
D. Brock	8/27/2021	—	2,045	391.69	8/27/2031
Denton	7/26/2022	—	9,932	397.83	7/26/2032
	—					2,236	890,666
___________
(1)Stock options have a 10-year term and generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant.

(2)    Restricted stock awards generally vest three years from the date of grant. The following table indicates the dates when the shares of restricted stock held by each named executive officer vest and are no longer subject to forfeiture:

Vesting Date	Todd M. Schneider	Scott D. Farmer	J. Michael Hansen	Michael L. Thompson	D. Brock Denton

7/22/2022	—	38,577	—	—	—
7/23/2022	8,293	—	5,547	4,888	—
7/28/2023	4,112	18,515	2,467	2,330	—
7/27/2024	7,310	29,892	3,902	5,521	—
8/27/2024	—	—	—	—	144
7/26/2025	21,086	10,542	2,496	4,716	2,092

OPTION EXERCISES AND STOCK
VESTED FOR FISCAL 2022
The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in fiscal 2022 and the value of any stock awards that vested in fiscal 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Todd M. Schneider	31,958	8,004,591	9,432	3,728,208
Scott D. Farmer	73,422	24,694,755	84,250	33,209,665
J. Michael Hansen	34,732	9,848,604	8,629	3,411,034
Michael L. Thompson	30,448	7,250,089	8,277	3,271,733
D. Brock Denton	—	—	—	—
___________
(1)Calculated by multiplying the difference between the closing price of Cintas common stock at the time of the exercise and the exercise price by the number of shares.

(2)Calculated by multiplying the closing price on the date of vesting by the number of shares.

NONQUALIFIED DEFERRED
COMPENSATION FOR FISCAL 2022
Our named executive officers are eligible to participate in a Deferred Compensation Plan. This Deferred Compensation Plan permits a group of highly compensated employee-partners of Cintas to defer the receipt of current year compensation which they have earned during the year. This Deferred Compensation Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.

Our named executive officers may elect to defer up to 75% of their base salary and up to 90% of their earned annual cash incentive awards. Amounts deferred are credited to the named executive officer's account under the Deferred Compensation Plan and are fully vested.

Future payments are distributed in a lump sum or in annual installments, based on the choice of the named executive officer. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the named executive officer terminates employment prior to meeting the definition of retirement; should they meet the definition of retirement, the balance will be distributed as elected. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Internal Revenue Code.

While deferred, amounts are credited with "earnings" as if they were invested as the named executive officers chose in one or more investment options available under the Deferred Compensation Plan. The named executive officers' accounts under the Deferred Compensation Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2022 and the aggregate balance of the accounts as of May 31, 2022:

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at May 31, 2022(3) ($)
Todd M. Schneider	—	(356,880)	—	4,417,915
Scott D. Farmer	—	(1,177,660)	—	13,045,876
J. Michael Hansen	—	(89,875)	—	889,437
Michael L. Thompson	—	(264,572)	(235,198)	2,115,775
D. Brock Denton	2,019	(92)	—	1,927
___________
(1)Executive contributions are included in the named executive officer's salary and/or non-equity incentive plan compensation, as applicable and as presented in the Fiscal 2022 Summary Compensation Table.
(2)Reflects the amount of loss during fiscal 2022 based on the performance of the investment options chosen by the named executive officer. None of these loss amounts are included in the Fiscal 2022 Summary Compensation Table.
(3)Include contributions previously reported in the Summary Compensation Tables for prior years as follows: $81,152 for Mr. Schneider; $7,457,678 for Mr. Farmer; $325,569 for Mr. Hansen; and $325,345 for Mr. Thompson.

POTENTIAL PAYMENTS UPON TERMINATION,
RETIREMENT OR CHANGE OF CONTROL
Payments Made Upon Termination
Regardless of the manner in which an executive officer's employment terminates, except for a "for cause" termination, they are entitled to receive amounts earned during their term of employment. Such amounts include:
•except as otherwise described below, the right to exercise within 60 days of termination all vested stock options granted under Cintas' equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2022 Year-End table;
•amounts contributed, earned and vested under the Cintas Partners' Plan; and
•amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2022 table.
In addition, if Cintas elects to terminate an executive officer, they will receive four weeks' written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause. Cintas has no other policy regarding severance payments.
Payments Made Upon Retirement
If an executive officer retires as defined in the applicable plans, they are entitled to receive amounts earned during their term of employment. Such amounts include:
•vested non-qualified stock options granted under the Company’s 2005 Equity Compensation Plan (plus stock options, stock appreciation rights and other performance-based equity awards granted under the 2016 Plan) would maintain the standard grant expiration date which is 10 years from the grant issuance date, and restricted stock awards granted under the 2016 Plan would immediately vest upon retirement in accordance with the 2016 Plan;
•amounts contributed, earned and vested under the Cintas Partners' Plan; and
•amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2022 table.
Cintas has no overarching policy regarding retirement arrangements.
Payments Made Upon Death or Disability
In the event of the death or disability of an executive officer, in addition to the benefits listed under the heading "Payments Made Upon Retirement" above for the Cintas Partners' Plan and Deferred Compensation Plan, the named executive officer will receive benefits under Cintas' disability plan or payments under Cintas' life insurance plan, as appropriate. In the event of death, outstanding equity awards granted under the Company’s 2016 Plan will immediately vest. In the event of disability, outstanding equity awards granted under the Company’s 2016 Plan will continue to vest in accordance with the applicable plan. These payments are generally available to all employee-partners.
Payments Made Upon a Change of Control
Cintas has no overarching policy regarding payments made upon a change of control. Assuming that outstanding equity awards are assumed or converted into replacement awards in connection with a change of control, such awards would vest in full in the event that the grantee is terminated without cause (or resigns for good reason) within 24 months following the change of control. If the outstanding equity awards are not assumed or replaced with replacement awards, they would immediately vest with the change of control. In addition, if an executive officer is terminated without cause upon a change of control, they will receive four weeks' written notice or four weeks of base salary instead of notice.

The following table estimates the value of potential executive payments and benefits due to the named executive officers upon certain terminations of employment or a change of control, assuming such events occurred on

May 31, 2022. These estimates do not reflect the actual amounts that would be paid to the named executive officer, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs. The actual compensation to be paid to a named executive officer can only be determined at the time such named executive officer’s employment is terminated and may vary based on factors such as the timing during the year of any such event, our stock price, the named executive officer’s age and any changes to our benefit arrangements and policies. In addition to the amounts set forth in the table below, each named executive officer would be entitled to receive any accrued and vested benefits under the Cintas Partners' Plan and the Deferred Compensation Plan in accordance with the terms of such plans. See the Nonqualified Deferred Compensation for Fiscal 2022 section for information regarding fiscal year-end balances of each named executive officer's nonqualified deferred compensation.

Executive Payments and Benefits Upon Separation	Involuntary Termination by Company Without Cause ($)	Involuntary Termination by Company For Cause ($)	Retirement(1) ($)	Death ($)	Termination as a Result of Disability ($)	Qualifying Termination in Connection with a Change of Control(2) ($)

Todd M. Schneider
Cash payments(3)	76,924	—	—	—	—	76,924
Value of stock options(4)	—	—	—	12,155,102	12,155,102	12,155,102
Value of restricted stock awards(5)	—	—	—	16,252,262	16,252,262	16,252,262
Insurance(6)	—	—	—	100,000	—	—
Total	76,924	—	—	28,507,364	28,407,364	28,484,288
Scott D. Farmer
Cash payments(3)	38,460	—	—	—	—	38,460
Value of stock options(4)	—	—	—	—	—	—
Value of restricted stock awards(5)	38,847,532	—	38,847,532	38,847,532	38,847,532	38,847,532
Insurance(6)	—	—	—	100,000	—	—
Total	38,885,992	—	38,847,532	38,947,532	38,847,532	38,885,992
J. Michael Hansen
Cash payments(3)	47,460	—	—	—	—	47,460
Value of stock options(4)	—	—	—	10,550,632	10,550,632	10,550,632
Value of restricted stock awards(5)	—	—	—	5,740,732	5,740,732	5,740,732
Insurance(6)	—	—	—	100,000	—	—
Total	47,460	—	—	16,391,364	16,291,364	16,338,824
Michael L. Thompson
Cash payments(3)	43,152	—	—	—	—	43,152
Value of stock options(4)	—	—	—	9,461,410	9,461,410	9,461,410
Value of restricted stock awards(5)	—	—	—	6,952,850	6,952,850	6,952,850
Insurance(6)	—	—	—	100,000	—	—
Total	43,152	—	—	16,514,260	16,414,260	16,457,412
D. Brock Denton
Cash payments(3)	38,460	—	—	—	—	38,460
Value of stock options(4)	—	—	—	18,545	18,545	18,545
Value of restricted stock awards(5)	—	—	—	890,666	890,666	890,666
Insurance(6)	—	—	—	100,000	—	—
Total	38,460	—	—	1,009,211	909,211	947,671
___________
(1)As of May 31, 2022, Mr. Farmer was the only named executive officer who was retirement eligible in accordance with the 2016 Plan.

(2)Assumes all outstanding equity awards are converted into replacement awards in connection with a change of control and the named executive officer is either terminated without cause or resigns for good reason within 24 months following the change in control.
(3)Represents four weeks' worth of the named executive officer's base salary as of May 31, 2022. In the case of an involuntary termination without cause, Cintas may elect to provide four weeks' written notice instead of four weeks of base salary. In a qualifying termination in connection with a change of control, the named executive officer would receive the cash payment only when terminated without cause. Also, for purposes of this table, the fiscal 2022 annual incentive is not included as it was deemed earned as of May 31, 2022 and is subject to company performance.
(4)Amounts presented represent the intrinsic value of unvested stock options as of May 31, 2022, based on the closing price of Cintas common stock on May 31, 2022 of $398.33.
(5)Amounts presented represent the market value of unvested restricted stock awards as of May 31, 2022, based on the closing price of Cintas common stock on May 31, 2022 of $398.33.
(6)Each named executive officer is entitled to $50,000 in company-provided life insurance and, if applicable, $50,000 in company-provided accidental death and dismemberment insurance.

CEO PAY RATIO
For fiscal 2022, the ratio of the annual total compensation of Mr. Schneider, our CEO (CEO Compensation), to the median of the annual total compensation of all employee-partners of Cintas and its consolidated subsidiaries, other than the CEO (Median Annual Compensation), was approximately 146 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. Our calculation of the pay ratio may be different than the pay ratios of other public companies as a result of different methodologies used to determine the pay ratios. As a result, we would discourage the use of reported ratios as a basis for any comparison between companies.

In this summary, we refer to the employee-partner who received the Median Annual Compensation as the “Median Employee-Partner.” For purposes of this pay ratio disclosure, the date used to identify the Median Employee-Partner was May 28, 2021 (the Determination Date). The CEO Compensation for purposes of this pay ratio disclosure was $7,777,100 for fiscal 2022, which is the amount reported for Mr. Schneider in the “Total” column of the Fiscal 2022 Summary Compensation Table. Additionally, for purposes of this pay ratio disclosure, the Median Annual Compensation for fiscal 2022 was $53,321 and was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.

Because there were no changes to our employee-partner population or compensation arrangements in fiscal 2022 that we reasonably believe would result in a significant change to our pay ratio disclosure, we continued to rely on our fiscal 2021 methodology used to identify the Median Employee-Partner.

To identify the Median Employee-Partner, we first measured compensation for the period beginning on May 29, 2020 and ending on May 28, 2021 (measurement period) for approximately 40,000 employee-partners, representing all full-time, part-time, seasonal and temporary employee-partners of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number does not exclude any employee-partners of businesses acquired by us or combined with us. Also, as permitted by SEC rules, under the 5% “de minimis exemption,” we excluded all non-U.S. and non-Canadian employee-partners, which represent less than 5% of our total workforce. The excluded employee-partners consisted of approximately 500 employee-partners in Mexico and approximately 500 employee-partners in Honduras. This compensation measurement was calculated by totaling salary and wages for each employee-partner for the measurement period. Specifically excluded from the calculation were the value of equity and equity-based awards, as such awards are not widely distributed to our employee-partner population. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee-partner workforce (full-time and part-time) identified above worked for less than the full measurement period due to commencing employment during that period. In determining the Median Employee-Partner, we extrapolated the compensation measure over the full measurement period for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee-partner compensation program.

APPROVAL, ON AN ADVISORY BASIS, OF
NAMED EXECUTIVE OFFICER COMPENSATION
(Item 2 on the Proxy Card)
The Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A of the Securities Exchange Act of 1934, the Board is providing our shareholders with an opportunity to vote to approve, on an advisory basis, named executive officer compensation, which is commonly known as "say-on-pay." We are currently conducting say-on-pay votes every year and expect to hold the next say-on-pay vote in connection with our 2023 Annual Meeting of Shareholders.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. In 2021, our shareholders approved, on an advisory basis, the compensation of our named executive officers with a "FOR" vote of over 97% of the votes cast. Accordingly, we are asking our shareholders to vote "FOR" the following resolution:

Resolved, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding on Cintas. However, the Compensation Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by shareholders in their vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for named executive officers.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee oversees Cintas' financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls over financial reporting. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas' independent registered public accounting firm and Cintas' Vice President of Internal Audit. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:
(a)reviewed and discussed Cintas' audited financial statements for fiscal 2022 with Cintas' management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
(b)reviewed the quarterly earnings releases and reports on Form 10-K and Form 10-Q prior to release;
(c)reviewed management's representations that the interim and audited financial statements were prepared in accordance with U.S. generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;
(d)reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, including matters related to the conduct of the audit of Cintas' financial statements;
(e)discussed with the independent registered public accounting firm the firm's independence from management and Cintas including the matters in the written disclosures and letter received from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence;
(f)based on the reviews and discussions with management and the independent registered public accounting firm, the independent registered public accounting firm's disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas' audited annual financial statements be included in Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2022, for filing with the SEC;
(g)reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2022 and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;
(h)consulted with counsel regarding SOX, NASDAQ's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;
(i)reviewed and monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; and
(j)examined the Audit Committee Charter to determine compliance by Cintas and the Audit Committee with its provisions and to determine whether any revisions to the Charter were advisable. The Cintas Audit Committee Charter was approved at the January 11, 2022 Audit Committee Meeting. Only minor changes to the Charter were required.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:
Ronald W. Tysoe (Chairman), John F. Barrett and Karen L. Carnahan

Fees to Independent Registered Public Accounting Firm
The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the fiscal 2022 financial statements.

Fees billed for services are as follows:

	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$1,714,868	$1,675,617
Tax Fees(2)	$171,620	$200,116
Audit Related Fees(3)	$190,000	$110,700
___________
(1)Audit Fees were for audit services, including the integrated audit of Cintas' consolidated financial statements (including the review of quarterly financial statements) and the effectiveness of Cintas' internal control over financial reporting.
(2)Tax Fees were for tax advisory and compliance-related services.
(3)Audit Related Fees for fiscal 2022 were for audits of benefit plans and debt offering. Audit Related Fees for fiscal 2021 were for audits of benefit plans.

All of the fees above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)
We are asking shareholders to ratify the appointment of Ernst & Young LLP as Cintas Corporation’s independent auditors for the year ending May 31, 2023. The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of Ernst & Young LLP’s lead audit partner responsible for the Company’s audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

In fiscal 2022, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered  public accounting firm including the length of time Ernst & Young LLP has served as the Company’s independent auditors, Ernst  & Young LLP’s general reputation for adherence to professional auditing standards, the breadth and complexity of the Company’s  business and its global scope and the resulting demands placed on the Company’s auditing firm in terms of expertise in the Company’s business, the quantity and quality of Ernst & Young LLP’s staff and the Company’s global reach.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Although shareholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide shareholders an opportunity to ratify this selection. In the event that shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

STOCK OWNERSHIP

PRINCIPAL
SHAREHOLDERS
The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 29, 2022:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Scott D. Farmer (1)	14,421,232 (4)	14.1%
Vanguard Group, Inc.(2)	9,609,046 (5)	9.4%
Blackrock, Inc.(3)	7,204,035 (6)	7.1%
___________
(1)The mailing address of Scott D. Farmer is 8044 Montgomery Road, Suite 480, Cincinnati, Ohio 45236.
(2)The mailing address of Vanguard Group, Inc. is P.O. Box 2600 V26, Valley Forge, Pennsylvania 19482-2600.
(3)The mailing address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)Mr. Farmer has sole voting and dispositive power over 14,421,232 shares of Cintas common stock. This amount includes (a) 166,475 shares of Cintas common stock held directly by Mr. Farmer, of which 6,286 shares are pledged, (b) 8,376,387 shares of Cintas common stock held indirectly by Mr. Farmer through Summer Hill Partners, LLLP, 3,912,800 shares held indirectly by Summer Hill Partners II, LLC, 552,808 shares held indirectly by a limited liability company under control of Mr. Farmer via a trust, 1,000,000 shares held indirectly by Summer Hill Partners IV, LLC (c) 323,669 shares of Cintas common stock held indirectly by Mr. Farmer through trusts for the benefit of Mr. Farmer and members of his immediate family over which Mr. Farmer serves as trustee, (d) 83,880 shares of Cintas common stock held indirectly by Mr. Farmer through a limited partnership (e) 4,038 shares of Cintas common stock held indirectly by Mr. Farmer through his spouse and (f) 1,175 shares of Cintas common stock held indirectly by Mr. Farmer through an employee stock ownership plan.
    While Mr. Farmer may be deemed to have or share voting or dispositive power with respect to shares of Cintas common stock owned by Summer Hill Partners, LLLP, Summer Hill Partners II, LLC, Summer Hill Partners IV, LLC, trusts, a limited partnership and a limited liability company, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.
(5)As reported on Schedule 13F-HR filed on August 12, 2022, Vanguard Group, Inc. has sole dispositive power with respect to 9,609,046 shares of Cintas common stock, shared dispositive power with respect to 361,092 shares of Cintas common stock and shared voting power with respect to 130,993 shares of Cintas common stock.
(6)As reported on Schedule 13F-HR filed on August 12, 2022, Blackrock, Inc. has sole dispositive power with respect to 7,204,035 shares of Cintas common stock and sole voting power with respect to 6,507,276 shares of Cintas common stock.

SECURITY OWNERSHIP OF DIRECTOR
NOMINEES AND EXECUTIVE OFFICERS
The following table shows the amount of Cintas Corporation Common Stock each director and named executive officer included in the Summary Compensation Table, and the directors and executive officers, as a group, owned on August 29, 2022:

		Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership	Percent of Class
Scott D. Farmer	Executive Chairman of the Board	14,421,232(2)	14.1%
Gerald S. Adolph	Director	48,191	*
John F. Barrett	Director	37,034(3)	*
Melanie W. Barstad	Director	21,364	*
Karen L. Carnahan	Director	9,702	*
Robert E. Coletti	Director	448,915(4)	*
Joseph Scaminace	Director	21,655	*
Ronald W. Tysoe	Director	24,610	*
Todd M. Schneider	President, Chief Executive Officer and Director	165,249	*
J. Michael Hansen	Executive Vice President and Chief Financial Officer	110,718(5)	*
Michael L. Thompson	Executive Vice President and Chief Administrative Officer	99,297(6)	*
D. Brock Denton	Senior Vice President, General Counsel and Secretary	2,236	*
All Directors and Executive Officers as a Group (12 persons)		15,410,203(7)	15.1%
__________
* Less than 1%
(1)The following shares of common stock for options exercisable within 60 days for each director and current executive officer are included in the amount of common stock beneficially owned: Mr. Farmer - 0, Mr. Adolph - 18,302, Mr. Barrett - 18,302, Ms. Barstad - 15,291, Ms. Carnahan - 3,963, Mr. Coletti - 10,846, Mr. Scaminace - 10,347, Mr. Tysoe - 18,302, Mr. Schneider - 0, Mr. Hansen - 29,552, Mr. Thompson - 25,906 and Mr. Denton - 0.
(2)See Principal Shareholders on page 45.
(3)Includes 4,950 shares held by a family trust.
(4)Includes 2,975 shares of Cintas common stock held directly by Mr. Coletti, 122,733 shares held indirectly by a limited partnership under the control of Mr. Coletti's spouse, of which 10,490 shares are pledged as security, 94,054 shares held indirectly by family trusts under the control of Mr. Coletti's spouse, 70,733 shares held by a limited liability company under the control of Mr. Coletti's spouse via a trust and 147,574 shares held indirectly by Mr. Coletti through his spouse, of which 6,041 shares are pledged.
(5)Includes 56,600 shares held by family trusts.
(6)Includes 41,523 shares held by family trusts.
(7)Includes options for 150,811 shares, which are exercisable within 60 days.
Pursuant to the Directors' Deferred Compensation Plan, the following Directors have been credited with the following number of phantom stock units as of August 29, 2022: Mr. Adolph - 12,582; Mr. Barrett - 9,672; Ms. Barstad - 441; Ms. Carnahan - 963; Mr. Coletti - 2,147; and Mr. Tysoe - 9,351. The holders do not have voting or investment power over these phantom stock units.

RELATED PERSON TRANSACTIONS
Cintas Corporation has a 25% interest in a corporate airplane with an entity owned by the family of its Executive Chairman of the Board, Scott D. Farmer. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2022, Cintas was reimbursed $2,245,224 under this arrangement.

Cintas engages Keating Muething & Klekamp PLL for a variety of legal services. Robert E. Coletti, a retired partner emeritus of the firm, is a member of the Board and an in-law of Mr. Farmer. In addition, D. Brock Denton, who served as a partner of the firm until June 2021, is Cintas' Senior Vice President, General Counsel and Secretary. Cintas paid the firm fees of $5,723,467 for legal services during the fiscal year ended May 31, 2022. Neither Mr. Coletti nor Mr. Denton received any direct compensation from fees paid by Cintas to the firm.

Joseph Automotive Group engages Cintas for a variety of services. George R. Joseph, a principal and part owner, is an in-law of Mr. Farmer and Mr. Coletti. Joseph Automotive Group paid Cintas fees of $367,952 for services provided during the fiscal year ended May 31, 2022. Mr. Joseph does not receive any direct compensation from services provided by Cintas.

Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable, (i) Cintas' business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Cintas.

While Cintas adheres to this policy for potential related person transactions, the policy is not in written form (other than as part of listing agreements with stock exchanges to the extent required). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS
We are asking our shareholders to approve amendments to our current Restated Articles of Incorporation (the “Articles”) to eliminate the supermajority voting requirements currently included in the Articles or established as the default standard under Washington law. The Company’s supermajority voting requirements generally relate to fundamental elements of our corporate governance. Washington law permits companies to adopt supermajority voting requirements, and a number of publicly traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders. Supermajority voting requirements on fundamental corporate matters help to protect shareholders against self-interested and potentially abusive actions proposed by one or a few large shareholders, who may seek to advance their interests over the interests of the majority of the Company’s shareholders.
In 2021, a non-binding shareholder proposal to eliminate the supermajority voting requirements and adopt simple majority voting requirements was included in the Company’s proxy statement for the 2021 Annual Meeting. That shareholder proposal received majority support of the shareholders voting at the 2021 Annual Meeting. In light of that vote, the Board, on the recommendation of the Nominating and Corporate Governance Committee, adopted resolutions approving, and recommended that the shareholders vote for, amendments to the Articles to eliminate the supermajority voting standard applicable to a few categories of matters, as noted below.
The proposed amendments are separated into three proposals to allow shareholders to focus and vote on each significant change and to take into account varied voting requirements relating to the proposed amendments. Shareholders will vote on each proposal separately, and the approval or rejection of one proposal will not affect the approval or rejection of the other proposal.

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR BUSINESS COMBINATIONS WITH INTERESTED PERSONS
(Item 4 on the Proxy Card)

As permitted by Washington corporate law, our current Articles provide that if certain actions relating to the approval of business combinations with “interested shareholders” are to be taken by shareholders, those actions will require more than a majority vote of the shareholders. Specifically:

•Paragraph A of Article Fourteenth of the Articles currently provides that (i) approval of two-thirds of the Company’s outstanding shares and (ii) approval of two-thirds of the Company’s shares owned by “disinterested shareholders” are necessary to approve certain business combination transactions with an “interested shareholder”; and
•Paragraph E of Article Fourteenth of the Articles currently provides that (i) approval of two-thirds of the Company’s outstanding shares and (ii) approval of two-thirds of the Company’s shares owned by “disinterested shareholders” are necessary to approve an amendment to Article Fourteenth.

If these proposed amendments to the Articles are approved, the supermajority voting requirements referenced above would be replaced with a majority voting standard as follows:

•Paragraph A of Article Fourteenth of the Articles would provide that (i) approval of a majority of the Company’s outstanding shares and (ii) approval of a majority of the Company’s shares owned by “disinterested shareholders” are necessary to approve certain business combination transactions with an “interested shareholder”; and
•Paragraph E of Article Fourteenth of the Articles would provide that (i) approval of a majority of the Company’s outstanding shares and (ii) approval of a majority of the Company’s shares owned by “disinterested shareholders” are necessary to approve an amendment to Article Fourteenth. Paragraph E of Article Fourteenth of the Articles would also be amended to change “this Article TWELFTH” to “this Article FOURTEENTH”.

The full text of Paragraphs A and E of Article Fourteenth of the Articles, as proposed to be amended, is set forth below, marked to show changes from the current provisions contained in the Articles. If this proposal is approved, Paragraphs A and E of Article Fourteenth of the Articles will be amended as follows:

A. Voting Requirements for Business Combinations

In addition to any affirmative vote required by law or the Articles, no Business Combination may be effected with an Interested Shareholder for a period of five years following the date that such shareholder became an Interested Shareholder, unless approved by the affirmative vote of the holders of outstanding voting securities of the Corporation entitled to exercise ~~two-thirds~~ a majority of the combined voting power of the Corporation and by the affirmative vote of ~~two-thirds~~ a majority of the voting securities beneficially owned by Disinterested Shareholders.

***

E. Amendments to Article Fourteenth

The affirmative vote of a majority of the Disinterested Directors and the affirmative vote of the holders of outstanding voting securities of the Corporation entitled to exercise ~~two-thirds~~ a majority of the voting power of the Corporation and the affirmative vote of ~~two-thirds~~ a majority of the voting securities beneficially owned by Disinterested Shareholders shall be required to amend any provision of this Article ~~TWELFTH~~ FOURTEENTH.

If this proposal is approved, the amendment to the Articles will become effective upon filing with the Secretary of State of the State of Washington, which the Company would intend to do promptly after the Annual Meeting.

In the event that this proposal is not approved, the supermajority provisions in Article Fourteenth of the current Articles will not be eliminated.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT TO REMOVE DIRECTORS FOR CAUSE
(Item 5 on the Proxy Card)

As permitted by Washington corporate law, Article Twelfth of the Articles currently provides that approval of not less than two-thirds of the Company’s outstanding shares is necessary to remove a director of the Company for cause.

If this proposed amendment to the Articles is approved, the supermajority voting requirement referenced above would be replaced with a simple majority voting standard that would provide that approval of a vote of the majority of the Company’s shares cast is necessary to remove a director of the Company for cause.

The full text of Article Twelfth of the Articles, as proposed to be amended, is set forth below, marked to show changes from the current provisions contained in the Articles. If this proposal is approved, Article Twelfth of the Articles will be amended as follows:

TWELFTH. The number of Directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased in the manner provided therein. The Directors of this Corporation may be removed only for cause; ~~such~~ the removal of a Director shall be effected only if the number of votes cast to remove such Director ~~by the holders of not less than two-thirds of the shares entitled to elect the Director~~ exceeds the number of votes cast not to remove such Director (with abstentions and broker non-votes not considered votes cast) ~~or Director whose removal is sought in the manner provided by the Bylaws~~.

If this proposal is approved, the amendment to the Articles will become effective upon filing with the Secretary of State of the State of Washington, which the Company would intend to do promptly after the Annual Meeting.

If this proposal is not approved, the supermajority provision in in Article Twelfth of the current Articles will not be eliminated.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

APPROVAL OF AMENDMENTS TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR SHAREHOLDER APPROVAL OF MERGERS, SHARE EXCHANGES, ASSET SALES AND DISSOLUTIONS
(Item 6 on the Proxy Card)

Since not explicitly addressed in the Articles, the default voting standard under Washington corporate law provides that approval of two-thirds of the Company’s outstanding shares is required to approve a plan of merger, share exchange, sale of substantially all of the Company’s assets or a dissolution.

If this proposed amendment to the Articles is approved, the supermajority voting requirement referenced above would be replaced with a simple majority voting standard by adding a new Article Sixteenth that would provide that approval of a majority of the Company’s outstanding shares is required to approve a plan of merger, share exchange, sale of substantially all of the Company’s assets or a dissolution.

If this proposal is approved, proposed Article Sixteenth (set forth below) will be added to the Articles:

SIXTEENTH. To the extent shareholder approval is required under Washington law, a plan of merger, share exchange, sale of substantially all of the Corporation’s assets, or dissolution must be approved by the affirmative vote of a majority of the Corporation’s outstanding shares entitled to vote, or if separate voting by voting groups is required, then by not less than a majority of all the votes entitled to be cast by that voting group.

If this proposal is approved, the amendment to the Articles will become effective upon filing with the Secretary of State of the State of Washington, which the Company would intend to do promptly after the Annual Meeting.

If this proposal is not approved, the default two-thirds voting standard that is required under Washington corporate law to approve a plan of merger, share exchange, sale of substantially all of the Company’s assets or a dissolution will not be replaced.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL

SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL REGARDING
SPECIAL SHAREHOLDER MEETING IMPROVEMENT
(Item 7 on the Proxy Card)

Mr. John Chevedden, whose address and share ownership information are available upon request as described on page 60, has notified the Company of his intention to offer the following proposal for consideration at the Annual Meeting.

Proposal 7 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible. Currently it takes a theoretical 50% of all shares outstanding to call for a special shareholder meeting. This theoretical 50% of all shares outstanding translates into 60% of the shares that vote at our annual meeting. A 60% stock ownership threshold is nothing for management to brag about.

It would be hopeless to think that shares that do not have time to vote would have the time to go through the special procedural steps to call for a special shareholder meeting.

Plus we have no right to act by written consent.

Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

This is a good governance shareholder proposal in the spirit of the 2021 shareholder proposal to reduce our high 67% shareholder vote requirements that won our 63% support. Our 67% vote requirements translate into a still higher 80% required vote from the shares that usually vote at our annual meeting. Studies have-shown that improved corporate governance rules result in improved stock price.

Please vote yes:
Special Shareholder Meeting Improvement – Proposal 7

The Board's Response to the Shareholder Proposal

After careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its shareholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Our Shareholders Already Have a Meaningful Right to Call Special Meetings

The Board recognizes the importance of having in place strong corporate governance practices that ensure that the Company is responsive to the concerns of its shareholders. As such, our Restated Articles of Incorporation and Amended and Restated By-laws already provide that shareholders who together hold at least 50% of the Company’s outstanding shares entitled to vote can call a special meeting. According to the Company’s research, approximately 30% of S&P 500 companies do not even provide shareholders the right to call a special meeting. Neither our Restated Articles of Incorporation nor or Amended and Restated By-laws qualify this right by utilizing exclusionary or prohibitive language. We also have regular dialogue with our shareholders, large and small, regarding important issues relating to our business and items of interest to our shareholders.

We Have Established Robust Governance Practices and Mechanisms to Ensure Accountability and Responsiveness of the Board and Management to Shareholders

The Board believes a lower threshold is not necessary because the Company already provides shareholders with the ability to voice their opinions and ensure Board accountability and responsiveness to shareholders. The Company has numerous corporate governance policies and practices that reinforce such accountability and responsiveness. In addition, the Company maintains the following governance best practices to enhance Board and management accountability to shareholders:

·	We have a declassified Board, in which all of our directors are elected annually.

·	We have a strong independent Lead Director with delineated leadership duties.

·	The Board is currently comprised of a majority of independent directors (6 of 9 directors are independent).
·
In response to feedback from shareholders, the Board has approved, and is asking shareholders to approve at the Annual Meeting, amendments to the Company’s Restated Articles of Incorporation to eliminate supermajority voting requirements.

·	We align our directors’ and executive officers’ interests with those of our shareholders through robust ownership requirements.

·	All director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
·
Pursuant to our Corporate Governance Guidelines, we have committed that the initial list from which new independent director nominees are chosen will include qualified female and racially/ethnically diverse candidates.

·	The Company has a majority voting standard for uncontested director elections and a director resignation policy.

·	Shareholders holding at least 50% of the Company’s common stock already have the right to call special meetings.
·	Shareholders have always been allowed to voice their concerns and ask questions live, over the phone or via an online portal, during our Annual Meetings.
·	The Board holds quarterly executive sessions comprised of only the independent directors.
·	We do not have a “poison pill,” which is a defensive tactic used by a company’s board of directors against a takeover.
A 10% Ownership Threshold Could Give a Small Group of Shareholders with Special Interests a Disproportionate Amount of Influence Over the Company’s Affairs

Special meetings should only be utilized for out of the ordinary circumstances that are time sensitive and of interest to all or most of our shareholders and not for business that can be more appropriately addressed through other available means. Reducing the threshold to call a special meeting to 10% could lead to abuse by a small minority of self-interested shareholders with special interests and individual agendas who may call special meetings to pursue matters that may not be in the best interests of the Company or our shareholders generally.

The inability of a special meeting proponent to convince holders of at least 50% of our common stock to support a special meeting could provide a strong indication that our shareholders are not interested in the topic, do not believe that the proposed action requires immediate attention, or do not think a special meeting is warranted. When important matters are brought to the attention of the Board, it considers the issues carefully and determines a recommended course of action for shareholder consideration, including calling a special meeting, if appropriate.

Unlike a shareholder with a special interest or agenda, our directors have a fiduciary duty to represent the best interests of all our shareholders and are mindful of that duty in determining whether to call a special meeting.

The Proposal may Require the Company to Commit Substantial Time and Resources to Prepare For and Conduct Special Meetings.

Convening a special meeting is a significant undertaking that requires a substantial amount of the Company’s time, energy and resources. In connection with convening a special meeting, the Company must pay to print, prepare, and distribute legal disclosure documents to shareholders and solicit proxies, among other things. Additionally, management and the Board are required to divert time from charting the Company’s long-term strategy and operating its business to prepare for and conduct the special shareholder meeting. Because of the burdens and risks such special meetings pose – especially with a threshold as low as 10% – the Board believes that a special meeting should only be undertaken when the Board, while exercising its fiduciary duties and taking into account the interests of all of the Company’s shareholders, determines that waiting until the Company’s next annual meeting to have shareholders consider a matter is not appropriate and that a special meeting is required.

Shareholders’ Rights to be Informed and to Vote on Significant Matters are Already Protected by State Law

Shareholders can also be assured that their right to be informed of and vote on significant matters is protected not only by their existing right to call special meetings, but also by state law and other rules and regulations. Washington law provides that shareholders must be given the opportunity to vote on significant corporate actions such as: (a) mergers; (b) the sale or disposition of all or substantially all of the assets of a company; and (c) amendments to a company’s articles of incorporation. Additionally, the listing standards of the NASDAQ similarly require us to seek shareholder approval for other significant matters, including the issuance of common stock in many circumstances, such as equity compensation plans or when an issuance would result in a change in control of the Company. Thus, the opportunity for shareholder votes on many important matters that may arise between annual meetings of shareholders is already well-established.

Because this request would eliminate provisions that are in place to protect our shareholders and maximize long-term value, the Board believes that this proposal is not in the best interests of the Company or its shareholders.

Statements in the Shareholder Proposal are Misleading.

We believe that certain assertions made in the shareholder proposal and supporting statement are misleading. The shareholder proposal contains a number of assertions that mispresent the rights that our shareholders have to call a special meeting. For example, the shareholder proposal asserts that the ownership threshold for calling a special meeting is effectively 60% of the shares that vote at an annual meeting. Our Restated Articles of Incorporation and Amended and Restated By-laws unambiguously provide that special meetings may be called at the request of holders of at least 50% of the Company’s outstanding shares entitled to vote. Similarly, the shareholder proposal intimates that certain of the actions that require the approval of more than a majority of our outstanding shares translates into an 80% required vote from the shares that usually vote at our annual meeting. Again, our Restated Articles of Incorporation clearly provide in these instances that approval is required from 2/3 our outstanding shares.

FOR THESE REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL REGARDING
REPORT ON POLITICAL CONTRIBUTIONS
(Item 8 on the Proxy Card)
The International Brotherhood of Teamsters General Fund, whose address and share ownership information are available upon request as described on page 60, has notified the Company of its intention to offer the following proposal for consideration at the Annual Meeting.
Resolved, that the shareholders of Cintas Corporation ("Cintas" or "Company"), hereby request that the Company provide a report, updated annually, disclosing the Company’s policies and procedures governing:
1.The disclosure or making, with corporate funds or assets, of monetary or non-monetary contributions or expenditures (direct or indirect) to: (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public or any segment thereof, with respect to an election or referendum.
2.If the Company's policy is not to disclose the monetary or non-monetary contributions or expenditures (direct or indirect), provide the board's reasoning for that policy.
The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months of the annual meeting. This proposal does not encompass lobbying spending.
Supporting Statement:
As long-term shareholders of Cintas, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as, direct and indirect contributions to political candidates, parties or organizations, and independent expenditures or electioneering communications on behalf of federal, state or local candidates.
Disclosure is in the best interest of the Company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “Disclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”
Relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose its policies and procedures governing electoral spending, and if disclosure of such spending is not part of the policy, to provide the board's reasoning against disclosure. This would bring our Company closer to a growing number of leading companies, including United Parcel Service Inc., General Mills Inc. and Host Hotels & Resorts Inc., which disclose detailed policies governing political expenditures from corporate funds, as well as their expenditures, if any.
The Company’s board and shareholders need full disclosure of the Company's election-related spending policies to fully evaluate the use of corporate assets in elections.
We urge your support for this critical governance reform.
Board’s Statement in Opposition to this Proposal
The Company believes disclosure requirements outlined by federal and state laws are adequate. In addition, they are equitable as they require the same level of disclosure from all participants in the political process.

Public policy issues have the potential to impact our business, our employee-partners and the communities in which we operate. Therefore, we believe that in certain cases it may be appropriate and in our best interest to participate in the political process to both protect and promote our business, our employee-partners and these communities. Cintas, like many labor unions, companies and other entities, has the ability to engage in the political process by providing financial support to candidates and political organizations that understand the necessity of fair and balanced public policy. In making any political contributions, Cintas is fully committed to complying with all applicable federal, state and local campaign finance and lobbying laws, including laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies. Thus, we believe that ample information about our political activity is already publicly available.

Adoption of this proposal may put Cintas at a disadvantage relative to its competitors because it would require Cintas to reveal confidential information about its administrative processes, while competitors may not be subject to those requirements. We may be hindered in our ability to engage in the public policymaking process to protect and advance our interests (and therefore the interests of our shareholders) in ways that competitors who are free from similar disclosure requirements are not.

Cintas has historically made a very limited number of political contributions, and such contributions have been de minimis over the past 10 years. However, we do provide an opportunity for our employee-partners to participate in the political process by joining the Cintas Corporation Partners PAC, a political action committee, which we refer to as the “PAC.” The political contributions made by the PAC are funded entirely by the voluntary contributions of our employee-partners and no corporate funds are used. Political contributions associated with Cintas are primarily made through the PAC. The PAC’s political contributions are reported monthly to the Federal Election Commission and are a matter of public record at www.fec.gov. A cross-section of our management decide which candidates, campaigns and committees the PAC will support based on a nonpartisan effort to promote and protect the interests of our employee-partners, shareholders and the industry.

To the extent the proponent believes that current law requires inadequate disclosure from all parties, we believe that the U.S. Congress, Executive Branch and state and local governments are the appropriate recipients of the proponent’s specific positions on political contribution disclosure laws and any reforms they seek. Cintas should not be held to a different standard than other groups. Moreover, the proponent submitted substantially the same proposal at each of our annual meetings for 2019 and 2020, and in both instances, shareholders failed to approve the proposal.

After careful consideration, the Board concluded that the adoption of this proposal is not necessary. If adopted, we believe that the proposal would cause us to incur undue cost and administrative burden without commensurate benefit to our shareholders.
FOR THESE REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

INFORMATION ABOUT THE ANNUAL MEETING
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 25, 2022
General Information
This proxy statement and accompanying proxy, mailed or provided online, are furnished in connection with the solicitation by the Board of Directors (the Board) of Cintas Corporation, a Washington corporation (we, Cintas or the Company), of proxies to be used at the Annual Meeting of Shareholders (Annual Meeting) of Cintas to be held on October 25, 2022, and at any adjournment or postponement thereof. This year’s Annual Meeting will be a virtual meeting of shareholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CTAS2022. Cintas will bear the costs of this solicitation. The Notice Regarding the Availability of Proxy Materials (the Notice) and, for those shareholders who requested paper copies, this proxy statement and accompanying proxy, were first mailed to our shareholders on or about September 13, 2022.

Attendance and Participation
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Shareholders will have substantially the same opportunities to participate as they would have at an in-person meeting. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/CTAS2022. The webcast will start at 11:30 a.m., Eastern Daylight Time, on October 25, 2022. We encourage shareholders to access the Annual Meeting webcast before the start time. On the day of the Annual Meeting, online access will begin at 11:15 a.m., Eastern Daylight Time.

If shareholders encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, there will be a technical support number posted on the virtual meeting login page for assistance. Technical support will be available beginning at 11:15 a.m., Eastern Daylight Time, on October 25, 2022 through the conclusion of the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Shareholders should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Shareholders may vote and submit questions while connected to the Annual Meeting on the Internet. Shareholders may submit a question by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CTAS2022, typing the question into the “Ask a Question” field and clicking “Submit.” Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our website at www.cintas.com, under About Us – Investors as soon as practical after the Annual Meeting. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/CTAS2022.

Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/CTAS2022. You must have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), to be able to access the Annual Meeting.

Who may vote
Shareholders of Cintas, recorded in our stock register on August 29, 2022, may vote at the Annual Meeting. As of that date, Cintas had 102,044,233 shares of common stock outstanding, including 514,148 outstanding shares of restricted stock. Each share is entitled to one vote on each matter submitted to the shareholders at the Annual Meeting.

How to vote
If you are a registered shareholder, there are several ways for you to vote. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. You may also vote by Internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described in the proxy card. We recommend you vote by mail, Internet or telephone even if you plan to attend the Annual Meeting. If you vote by Internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote during the Annual Meeting.

How proxies work
Cintas' Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees proposed by the Nominating and Corporate Governance Committee, "FOR" the resolution approving the compensation of our named executive officers, "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023, "FOR" the approval of amendments to the Company’s Articles to eliminate the supermajority voting requirement for business combinations with interested persons, "FOR" the approval of amendments to the Company’s Articles to eliminate the supermajority voting requirement to remove directors for cause, "FOR" the approval of amendments to the Company’s Articles to eliminate the supermajority voting requirement for shareholder approval of mergers, share exchanges, asset sales and dissolutions, "AGAINST" the shareholder proposal regarding a special shareholder meeting improvement and "AGAINST" the shareholder proposal regarding a report on political contributions.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the virtual shareholder meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.
If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy
You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting via the Internet or by telephone at a later time, by participating in the Annual Meeting live via the Internet and voting again or by notifying Cintas' Secretary in writing at the address under "Questions" on page 60.

Quorum
In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.

Votes needed
Each director nominee will be elected by the majority of the votes cast with respect to that nominee, subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. See "Election of Directors" on page 9. Approval of Proposals 2, 3, 7 and 8 requires the affirmative vote of the majority of the votes cast on each proposal. Approval of Proposal 4 requires the affirmative vote of two-thirds of the outstanding shares. Approval of Proposals 5 and 6 requires the affirmative vote of the majority of the outstanding shares. Approval of all other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.
Abstentions (including abstentions with respect to one or more nominees) and broker nonvotes count for quorum purposes.
Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal. Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accounting firm. A bank or broker does not have discretion to cast votes with respect to Proposal 1, 2, 4, 5, 6, 7 or 8 unless it has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your votes with respect to these Proposals are counted.
Abstentions and broker nonvotes will have no effect on Proposals 1, 2, 7 or 8, and will have the effect of a vote "against" Proposals 4, 5 and 6. Because Proposal 3 is a "routine" matter, there will be no broker nonvotes on this Proposal.

PROPOSALS FOR NEXT YEAR
Shareholders who desire to have proposals included in the Notice for the 2023 Annual Meeting of Shareholders must submit their proposals in writing to Cintas at its offices on or before May 16, 2023, and must comply with any and all requirements set forth in Cintas' Bylaws as such may be amended from time to time, in Rule 14a-8 under the Securities Exchange Act of 1934 and in the NASDAQ rules.
For shareholder proposals outside of Rule 14a-8, Cintas' Bylaws require that shareholders present items of new business and nominees for director not earlier than 150 days and at least 120 days prior to the date of the annual meeting. For the 2022 Annual Meeting, Cintas did not receive notice of any such matters from shareholders prior to June 28, 2022.
The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2023 Annual Meeting, it must be received not earlier than 150 days and at least 120 days prior to the date of the meeting. If there is a change in the anticipated date of next year's Annual Meeting or these deadlines by more than 30 days, Cintas will notify all shareholders of this change through a report on Form 8-K, 10-Q or 10-K.
In addition to satisfying the foregoing requirements under Cintas’ Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cintas’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, which notice must be postmarked or transmitted electronically to Cintas at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2022 Annual Meeting (for the 2023 Annual Meeting, no later than August 27, 2023). However, if the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by Cintas.
SHAREHOLDERS SHARING
THE SAME ADDRESS
To the extent we deliver paper copies of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.
We will promptly deliver, upon oral or written request, a separate copy of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our annual report to security holders, proxy statement or Notice of Internet Availability of Proxy Materials may request that a single copy of such proxy materials be delivered. Requests should be directed to our Corporate Secretary by phone at (513) 459-1200 or by mail to Cintas Corporation, 6800 Cintas Boulevard, P. O. Box 625737, Cincinnati, Ohio 45262-5737.

FUTURE ELECTRONIC ACCESS TO
PROXY MATERIALS AND ANNUAL REPORT
Registered shareholders can further reduce the costs incurred by the Company by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials, as appropriate, electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.
COMPANY DOCUMENTS
AND COMMUNICATIONS
Cintas makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (SEC), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC's website (www.sec.gov). To access these filings, go to our website (www.cintas.com) and select About Us - Investors - Financial Reports. Copies of Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2022, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: D. Brock Denton, Senior Vice President, General Counsel and Secretary, 6800 Cintas Boulevard, P.O. Box 625737
OTHER MATTERS
Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS
If you have questions or need more information about the Annual Meeting, including the address and share ownership information of the shareholder proponents, call (513) 459-1200 or write to:
D. Brock Denton
Senior Vice President, General Counsel and Secretary
6800 Cintas Boulevard
P. O. Box 625737
Cincinnati, Ohio 45262-5737.
For information about your record holding, contact Equiniti at 1-800-401-1957 or visit www.shareowneronline.com. We also invite you to visit Cintas' internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90632-P79843

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINTAS CORPORATION

1. Election of Directors	For	Against	Abstain
1a. Gerald S. Adolph	☐	☐	☐
1b. John F. Barrett	☐	☐	☐
1c. Melanie W. Barstad	☐	☐	☐
1d. Karen L. Carnahan	☐	☐	☐
1e. Robert E. Coletti	☐	☐	☐
1f. Scott D. Farmer	☐	☐	☐
1g. Joseph Scaminace	☐	☐	☐
1h. Todd M. Schneider	☐	☐	☐
1i. Ronald W. Tysoe	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote AGAINST the following proposals:

	For	Against	Abstain
7. A shareholder proposal regarding special shareholder meeting improvement, if properly presented at the meeting.	☐	☐	☐
8. A shareholder proposal regarding report on political contributions, if properly presented at the meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, OCTOBER 25, 2022 AT 11:30 A.M., EDT

Access to this year's virtual Annual Meeting of Shareholders will be available at www.virtualshareholdermeeting.com/CTAS2022. A replay of the Annual Meeting of Shareholders will be available for one year.

The Notice of Annual Meeting, the Proxy Statement and the Company's 2022 Annual Report are available at www.proxyvote.com.

D90633-P79843

CINTAS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SCOTT D. FARMER, TODD M. SCHNEIDER and J. MICHAEL HANSEN, and each or any of them, with full power of substitution, as proxies to vote at the Virtual Annual Meeting of Shareholders of Cintas Corporation (the "Company") to be held virtually at www.virtualshareholdermeeting.com/CTAS2022, on Tuesday, October 25, 2022, at 11:30 A.M. (Eastern Daylight Time), and at any postponement or adjournment thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company, which the undersigned would be entitled to vote as directed on the reverse side, and, in their discretion, upon such other matters as may come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side